Exhibit 1

WESTPAC

GROUP

PILLAR 3

REPORT

SEPTEMBER

2012

Incorporating the requirements of
Australian Prudential Standard APS 330

Westpac Banking Corporation ABN 33 007 457 141.

Pillar 3 report

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
INTRODUCTION	4
Risk Appetite and Risk Types	5
Controlling and Managing Risk	6
Group Structure	11
CAPITAL OVERVIEW	13
Credit Risk Management	17
Credit Risk Exposures	24
Credit Risk Mitigation	49
Counterparty Credit Risk	52
Securitisation	54
Market Risk	65
Operational Risk	69
Equity Risk	71
Interest Rate Risk in the Banking Book	73
Liquidity risk	75
APPENDICES
Appendix I – APS 330 Quantitative requirements	76
Appendix II – Regulatory Expected Loss	78
Appendix III – Capital Instruments	79
Appendix IV – Regulatory Consolidation	85
Glossary	89
Disclosure Regarding Forward-looking Statements	94

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

Pillar 3 report

Executive summary

Westpac Group’s Pillar 3 report for September 2012 demonstrated an improvement in the Group risk profile over the previous six months with a decline in both risk weighted assets (RWA) and regulatory expected loss.

Risk Weighted Assets ($m)	30 September 2012	31 March 2012

Credit risk	245,099	238,829
Market risk	12,087	19,266
Operational risk	26,757	23,640
Interest rate risk in the banking book	10,234	13,208
Other	3,724	5,103
Total	297,901	300,046

Regulatory expected loss ($m)	5,758	5,944

The decline in RWA was primarily attributable to lower RWA for market risk, from reduced exposure to AUD interest rates; and lower interest rate risk in the banking book following an increase in embedded gain because interest rates fell.

These declines were partially offset by a rise in RWA for credit risk and for operational risk.

Changes in exposure classification and risk measures led to modest increases in credit and operational risk weighted assets.

▪ Credit risk RWA rose $6.3bn in 2H12, with $2bn due to more liquid assets being held in the banking book and the remainder due to a combination of measurement changes and business growth.

▪  Operational risk RWA rose $3.1bn in the 6 months to September 2012 following further refinements to Westpac’s operational risk capital model to meet Australian regulatory expectations for the industry.  Westpac is not expecting further material changes in operational risk RWA from these industry changes.

Regulatory expected loss fell by $186 million during the half from the upgrade of some facilities (lower probabilities of default) and lower delinquencies in residential mortgages, Australian credit cards and other retail lending.

Westpac also further increased its capital levels over the six months to 30 September 2012 with Tier 1 capital rising $1.1bn (up 3.7%) and total regulatory capital rising $2.3bn (up 7.2%).

The combined effect of higher capital and lower RWA boosted Westpac’s Tier 1 regulatory capital ratio by 44 basis points in the half to 10.2%.  Of this increase, 37 basis points can be attributed to higher capital levels while 7 basis points can be attributed to lower RWA.  For a more detailed discussion of movements in Westpac’s capital ratios, please see section 3.5 of Westpac’s 2012 full year results announcement.

The September 2012 Pillar 3 report contains one additional disclosure (page 48).  This table compares the regulatory downturn credit risk estimates used to calculate risk weighted assets with observed outcomes.

The approach to risk management outlined in this document is consistent with prior disclosures.  Accordingly, commentary on the Group’s risk appetite, controlling and managing risk, Group structure and credit risk management are largely unchanged from the March 2012 Pillar 3 report.

Pillar 3 report

Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel II global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement approach for operational risk.

In accordance with Australian Prudential Standard 330 Capital Adequacy: Public Disclosure of Prudential Information (APS 330), financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 30 September 2012

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s1 capital adequacy as at 30 September 2012. The sections are arranged as follows:

▪	‘Risk Appetite and Risk Types’ defines the risks that Westpac manages;

▪	‘Controlling and Managing Risk’ outlines the responsibilities of the Board of Directors of Westpac and Executive risk management committees;

▪	‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪	‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪	‘Credit Risk Management’ describes Westpac’s approach to managing credit risk;

▪	‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

▪	‘Credit Risk Mitigation’ describes how Westpac reduces its credit risk by using collateral, guarantees or credit derivatives;

▪	‘Counterparty Credit Risk’ describes Westpac’s exposure to credit risk arising from its management of derivatives and securities financing transactions;

▪	‘Securitisation’ explains how Westpac participates in the securitisation market;

▪	‘Market Risk’ describes Westpac’s approach to managing market risk;

▪	‘Operational Risk’ describes Westpac’s operational risk management framework;

▪	‘Equity Risk’ describes Westpac’s equity positions;

▪	‘Interest Rate Risk in the Banking Book’ describes Westpac’s approach to managing the structural interest rate risk incurred in its banking book; and

▪	‘Liquidity Risk’ describes Westpac’s approach to managing liquidity risk.

A cross-reference between the quantitative disclosures in this report and the quantitative disclosures required by Attachment A of APS 330 is provided in Appendix I on page 76.

1      Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

Pillar 3 report

risk appetite & risk types

Westpac’s vision is to be one of the world’s great companies, helping our customers, communities and people to prosper and grow.

Westpac’s appetite for risk is influenced by a range of factors, including whether a risk is considered consistent with its strategy (core risk) and whether an appropriate return can be achieved from taking that risk. Westpac has a lower appetite for risks that are not part of its core strategy. Westpac seeks to achieve an appropriate return on risk and prices its products accordingly.

Risk appetite cannot be defined by a single figure, having many dimensions and representing an amalgam of top-down requirements (including Westpac’s preferred debt rating and regulatory requirements) and bottom-up aggregates (such as risk concentrations and limits). Westpac uses a capital model as the basis of risk measurement, calibrated to its target debt rating.

Westpac distinguishes between different types of risk and takes an integrated approach toward managing them.

Overview of risk types

Key risks

▪     Credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations;

▪     Funding and Liquidity risk - the risk that we will be unable to fund our assets and meet obligations as they come due, without incurring unacceptable losses;

▪     Market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book – the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

▪     Operational risk - the risk that arises from inadequate or failed internal processes and systems, human error or misconduct, or from external events. It includes, among other things, technology risk, model risk and outsourcing risk; and

▪     Compliance Risk - the risk of legal or regulatory sanction, and financial or reputation loss, arising from our failure to abide by the compliance obligations required of us.

Other risks

▪     Business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

▪     Environmental, social and governance risk – the risk of damage to the Group’s reputation or financial performance due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

▪     Equity risk - the potential for financial loss arising from movements in the value of our direct and indirect equity investments;

▪     Insurance risk - The risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and the mis-estimation of the cost of insured claims;

▪     Related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the Authorised Deposit-taking Institution in Westpac Group; and

▪     Reputation risk - the risk to earnings or capital arising from negative public opinion resulting from the loss of reputation or public trust and standing.

Pillar 3 report

Controlling and managing risk

Westpac regards managing risk as a fundamental activity, performed at all levels of the Group. Our risk governance approach is based on Three Lines of Defence (see page 10) and reflects our belief that we are all responsible for identifying and managing risk and operating within the Group’s desired risk profile.

The Board is responsible for reviewing and approving our overall risk management strategy, including determining our appetite for risk. The Board has delegated to the Board Risk Management Committee responsibility for providing recommendations to the Board on the Westpac Group’s risk-reward strategy, setting risk appetite, approving frameworks, policies and processes for managing risk, and determining whether to accept risks beyond management’s approval discretion.

Risk management governance structure

Board	▪ reviews and approves our overall risk management strategy.

Board Risk Management Committee (BRMC)

▪                  provides recommendations to the Board on Westpac Group’s risk-reward strategy;

▪                  sets risk appetite;

▪                  approves frameworks and key policies for managing risk;

▪                  monitors our profile, performance, capital levels, exposures against limits and management and control of our risks;

▪                  monitors changes anticipated in the economic and business environment and other factors relevant to our risk profile;

▪                  oversees the development and ongoing review of key policies that support our frameworks for managing risk; and

▪                  determines whether to accept risks beyond the approval discretion provided to management.

From the perspective of specific types of risk, the Board Risk Management Committee role includes:

▪                  capital – approving the internal capital adequacy assessment process and in doing so reviewing the outcomes of enterprise wide stress testing, setting the target capital ranges for regulatory capital having regard to Westpac internal economic capital measures, and reviewing and monitoring capital levels for consistency with the Westpac Group’s risk appetite;

▪                  credit risk – approving key policies and limits supporting the credit risk management framework, and monitoring the risk profile, performance and management of our credit portfolio;

▪                  liquidity risk – approving the internal liquidity assessment process, key policies and limits supporting the liquidity risk management framework, including our funding strategy and liquidity requirements, and monitoring the liquidity risk profile;

▪                  market risk – approving key policies and limits supporting the market risk management framework, including the Value at Risk and Net Interest Income at Risk limits, and monitoring the market risk profile;

▪                  operational risk – monitoring the operational risk profile, the performance of operational risk management and controls, and the development and ongoing review of operational risk policies; and

▪                  compliance risk – reviewing compliance risk processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues, and reviewing complaints and whistleblower concerns.

Pillar 3 report

Controlling and managing risk

The Board Risk Management Committee also:

▪                  provides relevant periodic assurances to the Board Audit Committee regarding the operational integrity of the risk management framework; and

▪                  refers to other Board Committees any matters that come to the attention of the Board Risk Management Committee that are relevant for those respective Board Committees.

Board Committees with a Risk Focus

Board Audit Committee

▪        oversees the integrity of financial statements and financial reporting systems.

Board Remuneration Committee

▪        reviews any matters raised by BRMC with respect to risk-adjusted remuneration.

Board Technology Committee

▪        oversees the information technology strategy and implementation.

Executive Team

Westpac Executive Team (ET)

▪        executes the Board-approved strategy;

▪        assists with the development of the Board Statement of Risk Appetite;

▪        delivers the Group’s various strategic and performance goals within the approved risk appetite; and

▪        monitors key risks within each business unit, capital adequacy and the Group’s reputation.

PILLAR 3 REPORT

CONTROLLING AND MANAGING RISK

Risk management governance structure (continued)

Executive risk committees

Westpac Group Asset & Liability Committee (ALCO)

▪      leads the optimisation of funding and liquidity risk-reward across the Group;

▪      oversees the liquidity risk management framework and key policies;

▪      oversees the funding and liquidity risk profile and balance sheet risk profile; and

▪      identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

▪      leads the optimisation of credit risk-reward across the Group;

▪      oversees the credit risk management framework and key policies;

▪      oversees our credit risk profile; and

▪      identifies emerging credit risks and appropriate actions to address these.

Westpac Group Market Risk Committee (MARCO)

▪      leads the optimisation of market risk-reward across the Group;

▪      oversees the market risk management framework and key policies;

▪      oversees our market risk profile; and

▪      identifies emerging market risks and appropriate actions to address these.

Westpac Group Operational Risk & Compliance Committee (OPCO)

▪      leads the optimisation of operational risk-reward across the Group;

▪      oversees the operational risk management framework, the compliance management framework and key supporting policies;

▪      oversees our operational risk and compliance risk profiles;

▪      oversees the reputation risk and environmental, social and governance (ESG) risk management frameworks and key supporting policies; and

▪      identifies emerging operational and compliance risks and appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

▪      responsible for ensuring that risk is embedded in all key steps in our remuneration framework;

▪      reviews and makes recommendations to the CEO for recommendation to the Board Remuneration Committee (BRC) on the Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the risk management framework;

▪      reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group’s Statutory Officers Fit and Proper Policy), risk and financial control personnel, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

▪      reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

PILLAR 3 REPORT

CONTROLLING AND MANAGING RISK

Group and divisional risk management

Group Risk

▪     develops the Group-level risk management frameworks for approval by the BRMC;

▪     directs the review and development of key policies supporting the risk management frameworks;

▪     establishes risk concentration limits and monitors risk concentrations; and

▪     monitors emerging risk issues.

Compliance Function

▪     develops the Group-level compliance framework for approval by the BRMC;

▪     directs the review and development of compliance policies, compliance plans, controls and procedures;

▪     monitors compliance and regulatory obligations and emerging regulatory developments; and

▪     reports on compliance standards.

Divisional Risk Management

▪      develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRMC.

Independent internal review	Group Assurance ▪ reviews the adequacy and effectiveness of management controls for risk.

Divisional business units

Business Units

▪     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite policies; and

▪      establish and maintain appropriate risk management controls, resources and self-assurance processes.

PILLAR 3 REPORT

CONTROLLING AND MANAGING RISK

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our 2nd Line of Defence has three layers:

▪     our executive risk committees lead the optimisation of risk-reward by overseeing the development of risk appetite statements, risk management frameworks, policies and risk concentration controls, and monitoring Westpac’s risk profile for alignment with approved appetites and strategies.

▪     our Group Risk function is independent from the business divisions, reports to the Chief Risk Officer (CRO), and establishes and maintains the Group-wide risk management frameworks, policies and concentration limits that are approved by the Board Risk Management Committee. It also reports on Westpac’s risk profile to executive risk committees and the Board Risk Management Committee.

▪     divisional risk areas are responsible for developing division-specific risk appetite statements, policies, controls, procedures, monitoring and reporting capability, which align to the Board’s Statement of Risk Appetite and the risk management frameworks approved by the Board Risk Management Committee. These risk areas are independent of the Divisions’ 1st Line business areas, with each divisional CRO having a direct reporting line to the CRO, as well as to their Division’s Group Executive.

The 3rd Line of Defence – Independent assurance

Our Group Assurance function independently evaluates the adequacy and effectiveness of the Group’s overall risk management framework and controls.

Our overall risk management approach is summarised in the following diagram:

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

▪     Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation2

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪     insurance;

▪     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪     non-financial (commercial) operations; or

▪     special purpose entities to which assets have been transferred in accordance with the requirements of APS 120 Securitisation.

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

1      APS 110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2      Refer to Note 1 of Westpac’s 2012 Annual Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS 222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory limits at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1      Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2      For the purposes of APS 222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’.  Prudential limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital Structure

This table shows Westpac’s capital resources under APS 111 Capital Adequacy: Measurement of Capital. A summary of the main features of the capital instruments included in Tier 1 and Tier 2 capital is provided in Appendix III on page 79.

	30 September	31 March	30 September
$m	2012	2012	2011
Common equity
Paid up ordinary capital	26,355	25,833	25,456
Treasury shares	(114)	(110)	(119)
Equity based remuneration	727	673	603
Foreign currency translation reserves	(347)	(340)	(298)
Non-controlling interests - other	49	46	43
Retained earnings	17,128	16,602	16,059
Less retained earnings in life and general insurance, funds management and securitisation entities	(922)	(937)	(765)
Dividends provided for capital adequacy purposes	(2,587)	(2,504)	(2,424)
Estimated reinvestment under dividend reinvestment plan	440	426	364
Deferred fees	144	130	142
Total	40,873	39,819	39,061
Deductions from Common equity
Goodwill (excluding funds management entities)	(9,137)	(9,235)	(9,339)
Deferred tax assets	(1,365)	(1,422)	(1,825)
Goodwill in life and general insurance, funds management and securitisation entities	(1,280)	(1,283)	(1,140)
Capitalised expenditure	(652)	(588)	(555)
Capitalised software	(1,459)	(1,346)	(1,201)
Tangible investments in non-consolidated subsidiaries	(821)	(842)	(910)
Regulatory expected loss[1]	(769)	(809)	(890)
General reserve for credit losses adjustment	(131)	(119)	(38)
Securitisation	(21)	(25)	(31)
Excess investments in non-subsidiary entities	(11)	(6)	(10)
Regulatory adjustments to fair value positions	(251)	(264)	(458)
Other Tier 1 deductions	(5)	(5)	(5)
Total	(15,902)	(15,944)	(16,402)
Net Common equity	24,971	23,875	22,659
Residual Tier 1 capital
Stapled preferred securities (SPS I)	1,033	1,031	1,030
Stapled preferred securities II (SPS II)	903	902	901
Trust preferred securities (2003 TPS)	1,137	1,137	1,137
Trust preferred securities (2004 TPS)	568	573	616
Trust preferred securities (2006 TPS)	755	755	755
Convertible preference shares (CPS 1)	1,175	1,175	—
Total	5,571	5,573	4,439
Tier 1 regulatory capital	30,542	29,448	27,098

Upper Tier 2 capital
Subordinated undated capital notes	337	339	400
Eligible general reserve for credit loss[2]	57	55	67
Revaluation reserve - available-for-sale securities	18	14	14
Total	412	408	481
Lower Tier 2 capital
Eligible subordinated bonds, notes and debentures	5,380	4,195	5,176
Total	5,380	4,195	5,176
Deductions from Tier 2 capital
Tangible investments in non-consolidated subsidiaries	(821)	(842)	(910)
Regulatory expected loss[1]	(769)	(809)	(890)
Securitisation	(21)	(25)	(31)
Excess investments in non-subsidiary entities	(11)	(6)	(10)
Total	(1,622)	(1,682)	(1,841)
Tier 2 regulatory capital	4,170	2,921	3,816
Regulatory capital base	34,712	32,369	30,914

1      An explanation of relationship between this deduction, regulatory expected loss and provisions for impairment charges is provided in Appendix II on page 78.

2      The portion of the general reserve for credit loss associated with securitisation exposures and exposures subject to the standardised risk measurement approach.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪     the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans, which guides the development of specific capital plans;

▪     consideration of both economic and regulatory capital requirements, including the revised regulatory capital adequacy framework known as Basel III; 1

▪     a process that challenges the capital measures, coverage and requirements which incorporates a comparison of economic and regulatory requirements and the use of a Quantitative Scenario Analysis (stress testing) framework that considers, amongst other things, the impact of adverse economic scenarios; and

▪     consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

Westpac’s capital adequacy ratios

	30 September	31 March	30 September
%	2012	2012	2011
The Westpac Group at Level 2
Tier 1	10.3	9.8	9.7
Total	11.7	10.8	11.0
The Westpac Group at Level 1
Tier 1	10.1	9.8	9.6
Total	11.8	11.1	11.4

Westpac New Zealand Limited’s capital adequacy ratios

	30 September	31 March	30 September
%	2012	2012	2011
Westpac New Zealand Limited
Tier 1	12.0	11.7	10.5
Total	14.1	13.7	13.0

1      See Section 3.5 of Westpac’s 2012 full year results announcement for more details.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	64,887	928	65,815	5,265
Business lending	40,857	1,027	41,884	3,351
Sovereign	1,537	886	2,423	194
Bank	8,183	99	8,282	663
Residential mortgages	57,318	1,751	59,069	4,725
Australian credit cards	5,037	-	5,037	403
Other retail	8,300	1,421	9,721	778
Small business	4,177	-	4,177	334
Specialised lending	43,154	246	43,400	3,472
Securitisation	5,291	-	5,291	423
Total	238,741	6,358	245,099	19,608
Equity risk			1,263	101
Market risk			12,087	967
Operational risk			26,757	2,141
Interest rate risk in the banking book			10,234	819
Other assets[3]			2,461	197
Total			297,901	23,832

31 March 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	62,454	806	63,260	5,061
Business lending	39,515	935	40,450	3,236
Sovereign	1,407	894	2,301	184
Bank	5,614	150	5,764	461
Residential mortgages	58,238	1,375	59,613	4,769
Australian credit cards	5,329	-	5,329	426
Other retail	8,171	1,674	9,845	788
Small business	4,259	-	4,259	341
Specialised lending	42,764	244	43,008	3,441
Securitisation	5,000	-	5,000	400
Total	232,751	6,078	238,829	19,106
Equity risk			1,385	111
Market risk			19,266	1,541
Operational risk			23,640	1,891
Interest rate risk in the banking book			13,208	1,057
Other assets[3]			3,718	297
Total			300,046	24,004

_______________________________

1  Capital requirements are expressed as 8% of total risk weighted assets.

2  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

30 September 2011	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	56,792	1,381	58,173	4,654
Business lending	43,661	976	44,637	3,571
Sovereign	1,492	870	2,362	189
Bank	6,627	98	6,725	538
Residential mortgages	56,597	1,264	57,861	4,629
Australian credit cards	4,884	-	4,884	391
Other retail	8,029	1,478	9,507	761
Small business	4,232	-	4,232	339
Specialised lending	42,134	243	42,377	3,390
Securitisation	4,099	-	4,099	328
Total	228,547	6,310	234,857	18,789
Equity risk			1,498	120
Market risk			8,433	675
Operational risk			19,611	1,569
Interest rate risk in the banking book			11,823	946
Other assets[2]			3,739	299
Total			279,961	22,397

___________________________

1 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3
REPORT
CREDIT RISK MANAGEMENT

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

At Group level the Credit Risk Management framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. We also have policies covering risk appetite statements, environmental, social and governance (ESG) credit risks and the delegation of credit approval authorities.

At the division level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

PILLAR 3
REPORT
CREDIT RISK MANAGEMENT

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with our own internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures in excess of $1 million are transaction-managed. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, EAD and LGD. Accounts are then assigned to respective segments based on customer and account characteristics.

The retail portfolio is divided into over 50 segments. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating	Supervisory slotting grade for specialised lending[1]
A	AAA to AA–	Aaa to Aa3	Strong
B	A+ to A–	A1 to A3	Strong
C	BBB+ to BBB–	Baa1 to Baa3	Strong
D	BB+ to B+	Ba1 to B1	Good/satisfactory
Westpac Rating
E	Watchlist		Weak
F	Special mention		Weak
G	Substandard/default		Weak/default
H	Default		Default

____________________________

1  Westpac maps its CRGs to five regulatory slotting categories for the purposes of the slotting approach for specialised lending exposures required under APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk.

PILLAR 3
REPORT
CREDIT RISK MANAGEMENT

Mapping of Basel categories to Westpac portfolios

APS 113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its minimum capital requirement. Standardised and Securitised portfolios are subject to treatment under APS 112 Capital Adequacy: Standardised Approach to Credit Risk and APS 120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50m.[1]

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50m or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (eg. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties.[2]

Sovereign		Sovereign	Applied to transaction-managed customers identified by ANZSIC code.

Bank		Bank	Applied to transaction-managed customers identified by ANZSIC code.

Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages, including business loans under $1 million fully secured by residential mortgages.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending, excluding business loans under $1 million fully secured by residential mortgages.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

____________________________

1  In June 2011 the RBNZ issued a directive requiring additional capital to be held against New Zealand agribusiness loans, effectively removing the concessional credit capital treatment available to exposures categorised as SME Corporate. Westpac has reclassified these loans to Corporate, irrespective of turnover.

2  Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

PILLAR 3
REPORT
CREDIT RISK MANAGEMENT

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Pre-settlement Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

▪     Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

▪     Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations; and

▪     An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the retail portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described here.

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

PILLAR 3
REPORT
CREDIT RISK MANAGEMENT

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows. Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using economic profit, which incorporates charges for economic capital, which includes credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

▪     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

▪     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

▪     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of CREDCO);

▪     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

▪     CREDCO and BRMC monitor the risk profile, performance and management of Westpac’s credit portfolio and development and review of key credit risk policies.

Risk reporting

A comprehensive report on the Group’s credit risk portfolio is provided to CREDCO and the BRMC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

PILLAR 3
REPORT

CREDIT RISK MANAGEMENT

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	102,817	64,887	1,099	547	951	406	144
Business lending	57,971	40,857	1,085	610	914	354	317
Sovereign	36,154	1,537	3	3	-	-	-
Bank	31,031	8,183	14	11	4	4	-
Residential mortgages	395,150	57,318	819	668	392	113	140
Australian credit cards	18,332	5,037	267	209	83	59	318
Other retail	10,299	8,300	333	258	115	73	167
Small business	10,329	4,177	91	64	43	24	61
Specialised lending	46,320	43,154	2,047	659	1,785	553	420
Securitisation	22,052	5,291	-	-	-	-	1
Standardised	8,788	6,358	-	-	99	55	36
Total	739,243	245,099	5,758	3,029	4,386	1,641	1,604

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	97,336	62,454	1,052	574	887	312	36
Business lending	56,751	39,515	1,048	561	904	374	157
Sovereign	33,453	1,407	3	3	-	-	-
Bank	21,937	5,614	12	8	4	4	-
Residential mortgages	385,296	58,238	892	726	395	124	70
Australian credit cards	18,044	5,329	306	228	110	75	153
Other retail	9,938	8,171	349	271	124	83	86
Small business	10,124	4,259	102	75	52	26	28
Specialised lending	45,132	42,764	2,180	681	1,893	636	202
Securitisation	18,518	5,000	-	-	1	2	-
Standardised	8,990	6,078	-	-	117	61	11
Total	705,519	238,829	5,944	3,127	4,487	1,697	743

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2011	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	92,389	56,792	932	564	809	245	252
Business lending	60,254	43,661	1,116	578	1,116	472	334
Sovereign	35,034	1,492	3	3	-	-	-
Bank	26,677	6,627	12	8	4	4	-
Residential mortgages	376,480	56,597	854	692	358	125	127
Australian credit cards	17,376	4,884	297	222	92	76	326
Other retail	9,553	8,029	334	263	105	71	199
Small business	9,974	4,232	97	71	57	24	60
Specialised lending	43,169	42,134	2,232	711	1,949	579	486
Securitisation	20,310	4,099	-	-	1	1	-
Standardised	9,350	6,310	-	-	125	66	83
Total	700,566	234,857	5,877	3,112	4,616	1,663	1,867

1 Includes regulatory expected losses for defaulted and non-defaulted exposures.

PILLAR 3
REPORT

CREDIT RISK MANAGEMENT

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

▪      the business prospects of the customer;

▪      the realisable value of collateral;

▪      Westpac’s position relative to other claimants;

▪      the reliability of customer information; and

▪      the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

▪      the level of arrears;

▪      collateral;

▪      past loss experience;

▪      expected defaults based on portfolio trends; and

▪      the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

▪      differences between the expected and actual economic environment;

▪      interest rates and unemployment levels;

▪      repayment behaviour; and

▪      bankruptcy rates.

Regulatory classification of loan impairment provisions

APS 220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under A-IFRS are classified as specific provisions. All CAPs raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS 220 in addition to provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from Tier 1 capital.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

30 September 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,470	171	1,641	NA	1,641
for defaulted but not impaired loans	NA	153	153	NA	153
General Reserve for Credit Loss	NA	2,447	2,447	187	2,634
Total provisions for impairment charges	1,470	2,771	4,241	187	4,428

31 March 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,482	215	1,697	NA	1,697
for defaulted but not impaired loans	NA	173	173	NA	173
General Reserve for Credit Loss	NA	2,521	2,521	171	2,692
Total provisions for impairment charges	1,482	2,909	4,391	171	4,562

30 September 2011	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,461	202	1,663	NA	1,663
for defaulted but not impaired loans	NA	170	170	NA	170
General Reserve for Credit Loss	NA	2,581	2,581	54	2,635
Total provisions for impairment charges	1,461	2,953	4,414	54	4,468

1  The GRCL adjustment of $187m at 30 September 2012 ($171m at 31 March 2012, $54m at September 2011) is reported on a pre-tax basis. For capital deduction purposes, the GRCL adjustment is reported on an after-tax basis, which at 30 September 2012 was $131m (31 March 2012 $119m, 30 September 2011 $38m).

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2012	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	12 months ended[2]
Corporate	46,937	44,626	11,254	102,817	97,469
Business lending	46,100	11,871	-	57,971	57,932
Sovereign	31,400	3,198	1,556	36,154	34,523
Bank	13,461	2,032	15,538	31,031	25,395
Residential mortgages	339,410	55,740	-	395,150	385,556
Australian credit cards	9,585	8,747	-	18,332	17,949
Other retail	8,678	1,621	-	10,299	9,932
Small business	7,764	2,565	-	10,329	10,138
Specialised lending	37,876	8,444	-	46,320	44,938
Securitisation[5]	12,084	9,523	445	22,052	19,850
Standardised	7,751	1,037	-	8,788	9,030
Total	561,046	149,404	28,793	739,243	712,712

31 March 2012	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet[1]	Non-market related	Market related	at Default	6 months ended[3]
Corporate	45,086	43,258	8,992	97,336	94,863
Business lending	45,361	11,390	-	56,751	58,502
Sovereign	29,341	3,020	1,092	33,453	34,244
Bank	6,532	2,193	13,212	21,937	24,307
Residential mortgages	331,397	53,899	-	385,296	380,888
Australian credit cards	9,586	8,458	-	18,044	17,710
Other retail	8,365	1,573	-	9,938	9,745
Small business	7,640	2,484	-	10,124	10,049
Specialised lending	38,302	6,830	-	45,132	44,151
Securitisation[5]	9,788	8,229	501	18,518	19,414
Standardised	8,074	916	-	8,990	9,170
Total	539,472	142,250	23,797	705,519	703,043

30 September 2011	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	12 months ended[4]
Corporate	40,170		40,830	11,389	92,389	90,919
Business lending	49,500		10,754	-	60,254	60,736
Sovereign	30,942		2,594	1,498	35,034	21,691
Bank	7,505		3,203	15,969	26,677	21,348
Residential mortgages	324,206		52,274	-	376,480	363,161
Australian credit cards	9,313		8,063	-	17,376	17,679
Other retail	8,036		1,517	-	9,553	9,169
Small business	7,521		2,453	-	9,974	9,342
Specialised lending	36,756		6,413	-	43,169	43,684
Securitisation[5]	10,096		9,700	514	20,310	18,807
Standardised	8,119		1,231	-	9,350	9,157
Total	532,164		139,032	29,370	700,566	665,693

1  EAD associated with the on balance sheet outstandings of each portfolio.

2  Average is based on exposures as at 30 September 2012, 30 June 2012, 31 March 2012, 31 December 2011 and 30 September 2011.

3  Average is based on exposures as at 31 March 2012, 31 December 2011 and 30 September 2011.

4  Average is based on exposures as at 30 September 2011, 30 June 2011, 31 March 2011, 31 December 2010 and 30 September 2010.

5  The EAD associated with securitisation is for Banking book only.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by measurement method

30 September 2012	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	102,817	924	103,741
Business lending	57,971	1,017	58,988
Sovereign	36,154	886	37,040
Bank	31,031	99	31,130
Residential mortgages	395,150	2,761	397,911
Australian credit cards	18,332	-	18,332
Other retail	10,299	2,861	13,160
Small business	10,329	-	10,329
Specialised lending	46,320	240	46,560
Securitisation	22,052	-	22,052
Total	730,455	8,788	739,243

31 March 2012	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	97,336	806	98,142
Business lending	56,751	922	57,673
Sovereign	33,453	894	34,347
Bank	21,937	150	22,087
Residential mortgages	385,296	2,685	387,981
Australian credit cards	18,044	-	18,044
Other retail	9,938	3,293	13,231
Small business	10,124	-	10,124
Specialised lending	45,132	240	45,372
Securitisation	18,518	-	18,518
Total	696,529	8,990	705,519

30 September 2011	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	92,389	1,381	93,770
Business lending	60,254	959	61,213
Sovereign	35,034	870	35,904
Bank	26,677	97	26,774
Residential mortgages	376,480	2,637	379,117
Australian credit cards	17,376	-	17,376
Other retail	9,553	3,165	12,718
Small business	9,974	-	9,974
Specialised lending	43,169	241	43,410
Securitisation	20,310	-	20,310
Total	691,216	9,350	700,566

Pillar 3 report

CREDIT RISK EXPOSURES

Exposure at Default by industry classification

30 September 2012 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,341	5,638	3,314	14,403	367	18,580	5,701	8,936	5,575	6,118	13,727	8,735	9,497	-	885	102,817
Business lending	6,236	7,872	4,551	2,957	104	5,222	730	155	6,654	6,940	11,159	3,253	402	-	1,736	57,971
Sovereign	-	2	-	12,138	22,304	565	-	-	5	675	22	32	411	-	-	36,154
Bank	1	-	-	30,644	10	125	-	33	20	51	18	12	-	-	117	31,031
Residential mortgages	958	1,220	2,737	3,384	45	1,379	146	9,114	5,733	4,693	3,768	661	229	361,083	-	395,150
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,332	-	18,332
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	10,299	-	10,299
Small business	310	1,279	1,217	584	9	681	93	858	1,192	663	1,553	1,021	107	-	762	10,329
Specialised lending	377	-	296	364	-	65	709	40,514	77	510	180	1,167	1,153	-	908	46,320
Securitisation	-	-	-	21,079	-	520	-	16	297	140	-	-	-	-	-	22,052
Standardised	115	38	88	867	887	267	41	307	122	184	906	211	47	4,694	14	8,788
Total	9,338	16,049	12,203	86,420	23,726	27,404	7,420	59,933	19,675	19,974	31,333	15,092	11,846	394,408	4,422	739,243

[1]  Includes education, health & community services, cultural & recreational services and personal & other services.

[2]  Includes wholesale trade and retail trade.

[3]  Includes electricity, gas & water, and communication services.

Pillar 3 report

CREDIT RISK EXPOSURES

31 March 2012 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,361	5,482	3,144	13,267	278	17,230	5,109	9,392	5,378	5,786	12,694	8,388	8,777	-	1,050	97,336
Business lending	6,370	7,465	4,640	2,953	90	5,167	704	472	6,106	6,366	11,533	3,048	376	-	1,461	56,751
Sovereign	-	2	-	11,416	20,509	434	-	-	5	742	35	76	224	-	10	33,453
Bank	2	-	13	20,998	7	363	93	31	40	49	75	20	-	-	246	21,937
Residential mortgages	961	1,211	2,678	3,485	44	1,375	145	9,031	5,629	4,633	3,778	650	221	351,404	51	385,296
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,044	-	18,044
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	9,938	-	9,938
Small business	302	1,260	1,217	511	7	709	93	825	1,189	652	1,412	1,012	107	-	828	10,124
Specialised lending	389	-	296	498	98	69	435	40,472	86	472	180	771	1,002	-	364	45,132
Securitisation	-	-	-	17,497	-	515	-	16	335	140	1	-	-	-	14	18,518
Standardised	112	23	47	408	895	114	22	307	60	91	477	121	40	5,524	749	8,990
Total	9,497	15,443	12,035	71,033	21,928	25,976	6,601	60,546	18,828	18,931	30,185	14,086	10,747	384,910	4,773	705,519

[1]  Includes education, health & community services, cultural & recreational services and personal & other services.

[2]  Includes wholesale trade and retail trade.

[3]  Includes electricity, gas & water, and communication services.

Pillar 3 report

CREDIT RISK EXPOSURES

30 September 2011 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,175	1,737	2,941	16,085	309	17,137	5,170	8,112	4,743	5,403	12,239	7,701	8,457	-	1,180	92,389
Business lending	6,189	11,370	4,582	3,071	56	5,274	624	438	5,919	6,630	11,304	3,085	367	-	1,345	60,254
Sovereign	-	2	-	14,989	18,714	476	-	-	5	410	3	133	251	-	51	35,034
Bank	2	-	16	25,865	17	373	89	34	46	54	103	26	5	-	47	26,677
Residential mortgages	922	1,194	2,623	3,325	40	1,363	137	8,688	5,041	4,513	3,646	625	218	344,090	55	376,480
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	17,376	-	17,376
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	9,553	-	9,553
Small business	284	1,285	1,203	485	7	718	92	791	1,207	622	1,400	1,010	99	-	771	9,974
Specialised lending	347	6	318	7	70	92	290	39,130	152	763	110	786	935	-	163	43,169
Securitisation	-	-	-	19,373	-	440	-	17	335	140	2	-	-	-	3	20,310
Standardised	140	30	44	305	870	124	24	313	52	46	385	121	58	5,445	1,393	9,350
Total	9,059	15,624	11,727	83,505	20,083	25,997	6,426	57,523	17,500	18,581	29,192	13,487	10,390	376,464	5,008	700,566

[1]  Includes education, health & community services, cultural & recreational services and personal & other services.

[2]  Includes wholesale trade and retail trade.

[3]  Includes electricity, gas & water, and communication services.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by geography1

30 September 2012							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	78,872	13,907	3,059	1,715	5,264	-	102,817
Business lending	54,891	3,080	-	-	-	-	57,971
Sovereign	23,568	4,139	7,899	-	548	-	36,154
Bank	29,218	1,570	94	39	110	-	31,031
Residential mortgages	361,918	32,654	-	-	578	-	395,150
Australian credit cards	18,332	-	-	-	-	-	18,332
Other retail	7,636	2,663	-	-	-	-	10,299
Small business	7,756	2,573	-	-	-	-	10,329
Specialised lending	42,326	3,973	-	21	-	-	46,320
Securitisation	20,877	1,131	-	44	-	-	22,052
Standardised	5,398	-	-	-	639	2,751	8,788
Total	650,792	65,690	11,052	1,819	7,139	2,751	739,243

31 March 2012							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	74,719	13,334	3,298	1,986	3,999	-	97,336
Business lending	53,825	2,926	-	-	-	-	56,751
Sovereign	21,759	3,964	7,313	-	417	-	33,453
Bank	19,432	1,903	388	67	147	-	21,937
Residential mortgages	353,493	31,675	-	-	128	-	385,296
Australian credit cards	18,044	-	-	-	-	-	18,044
Other retail	7,323	2,615	-	-	-	-	9,938
Small business	7,714	2,410	-	-	-	-	10,124
Specialised lending	41,180	3,930	-	22	-	-	45,132
Securitisation	17,277	1,175	-	66	-	-	18,518
Standardised	5,127	-	-	-	1,126	2,737	8,990
Total	619,893	63,932	10,999	2,141	5,817	2,737	705,519

30 September 2011							Total Exposure
$m	Australia	New Zealand	Americas	Europe	Asia	Pacific	at Default
Corporate	74,490	8,981	3,127	2,030	3,761	-	92,389
Business lending	53,551	6,703	-	-	-	-	60,254
Sovereign	30,481	4,058	36	-	459	-	35,034
Bank	24,017	1,805	630	52	173	-	26,677
Residential mortgages	345,437	30,922	-	-	121	-	376,480
Australian credit cards	17,376	-	-	-	-	-	17,376
Other retail	7,007	2,546	-	-	-	-	9,553
Small business	7,565	2,409	-	-	-	-	9,974
Specialised lending	39,419	3,727	-	23	-	-	43,169
Securitisation	18,637	1,203	168	302	-	-	20,310
Standardised	5,426	-	-	-	1,181	2,743	9,350
Total	623,406	62,354	3,961	2,407	5,695	2,743	700,566

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by residual contractual maturity

30 September 2011						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	7,981	21,881	46,951	21,058	4,946	102,817
Business lending	4,113	12,134	26,184	7,543	7,997	57,971
Sovereign	425	11,104	4,193	2,877	17,555	36,154
Bank	2,491	3,496	20,150	4,663	231	31,031
Residential mortgages	27,884	7,176	39,691	11,878	308,521	395,150
Australian credit cards	18,332	-	-	-	-	18,332
Other retail	2,547	163	2,712	3,106	1,771	10,299
Small business	1,664	845	2,907	2,297	2,616	10,329
Specialised lending	814	14,348	21,815	5,914	3,429	46,320
Securitisation	266	8,504	5,808	1,611	5,863	22,052
Standardised	1,641	164	3,966	205	2,812	8,788
Total	68,158	79,815	174,377	61,152	355,741	739,243

31 March 2012						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	7,476	20,867	42,691	21,012	5,290	97,336
Business lending	4,235	11,722	24,910	7,149	8,735	56,751
Sovereign	471	9,052	4,573	1,925	17,432	33,453
Bank	2,889	4,126	12,348	2,380	194	21,937
Residential mortgages	23,724	8,355	57,907	12,712	282,598	385,296
Australian credit cards	18,044	-	-	-	-	18,044
Other retail	3,239	156	1,728	3,073	1,742	9,938
Small business	1,690	830	2,844	2,182	2,578	10,124
Specialised lending	791	14,953	20,679	5,234	3,475	45,132
Securitisation	-	9,508	4,296	940	3,774	18,518
Standardised	1,955	65	4,671	168	2,131	8,990
Total	64,514	79,634	176,647	56,775	327,949	705,519

30 September 2011						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	7,300	25,122	40,389	15,232	4,346	92,389
Business lending	4,311	11,947	26,024	7,638	10,334	60,254
Sovereign	429	14,922	3,465	2,676	13,542	35,034
Bank	238	4,348	18,371	3,240	480	26,677
Residential mortgages	25,382	8,332	54,656	14,391	273,719	376,480
Australian credit cards	17,376	-	-	-	-	17,376
Other retail	3,042	146	1,657	2,960	1,748	9,553
Small business	1,694	831	2,931	2,083	2,435	9,974
Specialised lending	793	15,097	19,372	4,113	3,794	43,169
Securitisation	295	10,432	4,065	770	4,748	20,310
Standardised	2,125	59	4,959	169	2,038	9,350
Total	62,985	91,236	175,889	53,272	317,184	700,566

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

			Specific
30 September 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans [1]	12 months ended
Corporate	64	951	406	43%	144
Business lending	456	914	354	39%	317
Sovereign	-	-	-	-	-
Bank	-	4	4	92%	-
Residential mortgages	1,479	392	113	29%	140
Australian credit cards	-	83	59	71%	318
Other retail	-	115	73	64%	167
Small business	61	43	24	56%	61
Specialised lending	589	1,785	553	31%	420
Securitisation	-	-	-	-	1
Standardised	37	99	55	56%	36
Total	2,686	4,386	1,641	37%	1,604

			Specific
31 March 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans [1]	6 months ended
Corporate	222	887	312	35%	36
Business lending	560	904	374	41%	157
Sovereign	-	-	-	-	-
Bank	-	4	4	91%	-
Residential mortgages	1,370	395	124	31%	70
Australian credit cards	-	110	75	69%	153
Other retail	-	124	83	67%	86
Small business	57	52	26	49%	28
Specialised lending	725	1,893	637	34%	202
Securitisation	-	1	1	100%	-
Standardised	48	117	61	52%	11
Total	2,982	4,487	1,697	38%	743

			Specific
30 September 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans [1]	12 months ended
Corporate	83	809	245	30%	252
Business lending	587	1,116	472	42%	334
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,485	358	125	35%	127
Australian credit cards	-	92	76	83%	326
Other retail	-	105	71	68%	199
Small business	50	57	24	42%	60
Specialised lending	773	1,949	579	30%	486
Securitisation	-	1	1	100%	-
Standardised	46	125	66	53%	83
Total	3,024	4,616	1,663	36%	1,867

1 Care should be taken when comparing these ratios to Basel model LGD estimates because impaired loans represent a subset of total defaulted loans.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by industry classification

			Specific
30 September 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Accommodation, cafes & restaurants	75	138	60	44%	29
Agriculture, forestry & fishing	85	294	69	24%	35
Construction	104	218	87	40%	117
Finance & insurance	24	190	71	37%	23
Government administration & defence	-	-	-	-	-
Manufacturing	56	301	136	45%	58
Mining	7	5	2	43%	2
Property & business services	853	1,973	659	33%	542
Services[1]	54	271	159	59%	47
Trade[2]	105	182	93	51%	57
Transport & storage	38	84	49	58%	56
Utilities[3]	3	177	22	13%	33
Retail lending	1,266	507	224	44%	596
Other	16	46	10	22%	9
Total	2,686	4,386	1,641	37%	1,604

			Specific
31 March 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Accommodation, cafes & restaurants	98	150	61	41%	8
Agriculture, forestry & fishing	90	261	74	29%	11
Construction	80	289	128	44%	39
Finance & insurance	38	194	74	38%	15
Government administration & defence	-	-	-	-	-
Manufacturing	68	278	113	41%	26
Mining	18	5	3	53%	1
Property & business services	1,075	2,080	704	34%	276
Services[1]	68	146	76	52%	27
Trade[2]	120	204	109	54%	25
Transport & storage	39	90	58	65%	12
Utilities[3]	3	166	22	13%	16
Retail lending	1,269	576	264	46%	283
Other	16	48	11	23%	4
Total	2,982	4,487	1,697	38%	743

			Specific
30 September 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Accommodation, cafes & restaurants	113	205	54	26%	37
Agriculture, forestry & fishing	161	178	49	28%	82
Construction	68	180	70	39%	51
Finance & insurance	37	213	79	37%	6
Government administration & defence	3	-	1	-	-
Manufacturing	71	352	128	36%	149
Mining	9	5	3	60%	15
Property & business services	951	2,194	706	32%	624
Services[1]	46	242	105	43%	32
Trade[2]	116	239	111	46%	72
Transport & storage	30	108	59	55%	60
Utilities[3]	7	133	23	17%	20
Retail lending	1,390	510	266	52%	696
Other	22	57	9	16%	23
Total	3,024	4,616	1,663	36%	1,867

1  Includes education, health & community services, cultural & recreational services and personal & other services.

2  Includes wholesale trade and retail trade.

3  Includes electricity, gas & water, and communication services.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by geography1

			Specific
30 September 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Australia	2,528	3,441	1,348	39%	1,327
New Zealand	121	755	228	30%	220
Americas	-	-	-	-	12
Europe	-	106	24	23%	-
Asia	-	7	4	60%	25
Pacific	37	77	37	49%	20
Total	2,686	4,386	1,641	37%	1,604

			Specific
31 March 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Australia	2,779	3,533	1,372	39%	651
New Zealand	155	736	235	32%	75
Americas	-	-	-	-	12
Europe	-	101	25	25%	-
Asia	1	43	32	74%	-
Pacific	47	74	33	44%	5
Total	2,982	4,487	1,697	38%	743

			Specific
30 September 2011	Items past 90 days	Impaired	Provisions for	Specific Provisions	Actual Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	12 months ended
Australia	2,840	3,644	1,364	37%	1,524
New Zealand	138	750	220	29%	338
Americas	-	-	-	-	-
Europe	-	105	19	18%	3
Asia	1	53	27	51%	-
Pacific	45	64	33	52%	2
Total	3,024	4,616	1,663	36%	1,867

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Movement in provisions for impairment

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2012	2012	2011
Collectively assessed provisions
Balance at beginning of the period	2,909	2,953	3,188
New provisions raised	146	196	19
Write-offs	(397)	(359)	(402)
Discount unwind	111	118	125
Exchange rate and other adjustments	2	1	23
Total	2,771	2,909	2,953

Individually assessed provisions
Balance at beginning of period	1,482	1,461	1,780
New individually assessed provisions	727	715	853
Write-backs	(208)	(260)	(320)
Write-offs	(525)	(427)	(820)
Discount unwind	(27)	(11)	9
Exchange rate and other adjustments	21	4	(41)
Total	1,470	1,482	1,461

Total provisions for impairment losses on loans and credit commitments	4,241	4,391	4,414
General reserve for credit losses adjustment	187	171	54
Total provisions plus general reserve for credit losses	4,428	4,562	4,468

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Portfolios subject to the Standardised approach

This table presents exposures subject to the Standardised approach categorised by regulatory risk weight.

As at 31 March 2012, exposures subject to the Standardised approach are primarily Westpac’s Pacific Banking exposures, Asian retail exposures, margin lending portfolio, reverse mortgages portfolio and some legacy St.George Bank portfolios. All other exposures are subject to the Advanced IRB approach.

The Standardised portfolios mainly comprise personal and small-to-medium sized business borrowers without external credit ratings.

30 September 2012	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	48	-
20%	1,742	348
35%	1,057	370
50%	644	322
75%	1	1
100%	5,254	5,254
150%	42	63
Total	8,788	6,358

31 March 2012	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	53	-
20%	1,958	391
35%	1,527	534
50%	634	317
75%	-	-
100%	4,781	4,781
150%	37	55
Total	8,990	6,078

30 September 2011	Total Exposure	Risk Weighted
$m	at Default	Assets
0%	50	-
20%	2,049	410
35%	1,631	571
50%	626	313
75%	-	-
100%	4,950	4,950
150%	44	66
Total	9,350	6,310

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies. Equity exposures in the banking book are also subject to supervisory risk weights.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

30 September 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,789	23	4,052
Good	90%	22,045	176	19,841
Satisfactory	115%	9,889	277	11,372
Weak	250%	1,697	136	4,243
Default	NA	2,642	1,321	-
Total		42,062	1,933	39,508

31 March 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,895	24	4,126
Good	90%	20,858	167	18,773
Satisfactory	115%	9,611	269	11,052
Weak	250%	2,285	183	5,712
Default	NA	2,863	1,431	-
Total		41,512	2,074	39,663

30 September 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	4,581	18	3,206
Good	90%	19,626	157	17,664
Satisfactory	115%	10,014	280	11,516
Weak	250%	2,785	223	6,963
Default	NA	2,941	1,471	-
Total		39,947	2,149	39,349

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Project finance

30 September 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	3,094	12	2,166
Good	90%	603	5	543
Satisfactory	115%	95	3	109
Weak	250%	331	26	828
Default	NA	135	68	-
Total		4,258	114	3,646

31 March 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	2,269	9	1,588
Good	90%	849	7	764
Satisfactory	115%	127	4	147
Weak	250%	241	19	602
Default	NA	135	67	-
Total		3,621	106	3,101

30 September 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	1,640	7	1,148
Good	90%	1,184	9	1,065
Satisfactory	115%	128	4	147
Weak	250%	170	13	425
Default	NA	100	50	-
Total		3,222	83	2,785

Equity exposures

30 September 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	221	-	564
Private equities (unlisted)	400%	175	-	699
Total		396	-	1,263

31 March 2012		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	205	-	562
Private equities (unlisted)	400%	206	-	823
Total		411	-	1,385

30 September 2011		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default[1]	Expected Loss	Assets[2]
Publicly traded (listed)	300%	256	-	597
Private equities (unlisted)	400%	225	-	901
Total		481	-	1,498

1       EAD equals book value.

2       Except for the portion of individual equity exposures in excess of 0.15% of the capital base before deductions, which are treated as deductions from capital, book values of equity exposures are risk weighted using supervisory risk weights.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result, PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. 101,643 x 1.15% x 46%), does not equal the aggregate regulatory expected loss (547) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

30 September 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	507	61	567	0.02%	21%	-	56	10%
AA	1,794	870	2,665	0.04%	34%	-	332	12%
A	10,157	8,142	18,299	0.08%	49%	7	4,697	26%
BBB	27,421	17,878	45,300	0.21%	48%	47	21,630	48%
BB	20,603	9,150	29,752	1.24%	42%	156	26,531	89%
B	1,231	498	1,729	3.50%	38%	27	2,156	125%
Other	2,730	602	3,331	18.90%	46%	310	7,732	232%
Subtotal	64,443	37,201	101,643	1.15%	46%	547	63,134	62%
Default	942	100	1,174	NA	52%	552	1,753	149%
Total	65,385	37,301	102,817	2.28%	46%	1,099	64,887	63%

31 March 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	553	68	621	0.02%	21%	-	58	9%
AA	1,332	1,256	2,588	0.04%	39%	-	346	13%
A	9,698	7,501	17,199	0.08%	49%	7	4,764	28%
BBB	25,227	17,438	42,665	0.21%	48%	45	20,814	49%
BB	20,144	9,202	29,346	1.31%	41%	152	26,129	89%
B	735	271	1,006	3.50%	40%	14	1,225	122%
Other	2,253	573	2,826	23.55%	48%	356	7,065	250%
Subtotal	59,942	36,309	96,251	1.24%	46%	574	60,401	63%
Default	887	49	1,085	NA	51%	478	2,053	189%
Total	60,829	36,358	97,336	2.34%	46%	1,052	62,454	64%

30 September 2011		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	665	65	730	0.01%	17%	-	56	8%
AA	1,607	1,516	3,123	0.05%	41%	1	404	13%
A	11,468	7,445	18,913	0.06%	46%	6	3,999	21%
BBB	23,574	16,218	39,793	0.21%	47%	39	18,095	45%
BB	17,049	7,567	24,616	1.22%	42%	122	21,648	88%
B	924	190	1,113	3.39%	41%	15	1,359	122%
Other	2,426	666	3,092	22.15%	52%	381	8,244	267%
Subtotal	57,713	33,667	91,380	1.23%	45%	564	53,805	59%
Default	840	33	1,009	NA	51%	368	2,987	296%
Total	58,553	33,700	92,389	2.30%	45%	932	56,792	61%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Business lending portfolio by external credit rating

30 September 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	5	5	0.04%	39%	-	1	16%
A	93	28	121	0.09%	55%	-	44	37%
BBB	2,221	861	3,082	0.23%	29%	2	857	28%
BB	37,367	8,947	46,314	1.54%	31%	237	28,491	62%
B	3,032	362	3,394	3.50%	32%	42	2,725	80%
Other	3,398	226	3,624	23.24%	37%	329	5,922	163%
Subtotal	46,111	10,429	56,540	2.97%	31%	610	38,040	67%
Default	1,281	47	1,431	NA	41%	475	2,817	197%
Total	47,392	10,476	57,971	5.37%	32%	1,085	40,857	70%

31 March 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	4	4	0.02%	10%	-	-	-
AA	-	5	5	0.04%	54%	-	1	12%
A	93	24	117	0.09%	48%	-	33	28%
BBB	2,527	976	3,503	0.24%	29%	3	1,002	29%
BB	37,007	8,109	45,116	1.57%	31%	217	26,774	59%
B	2,561	313	2,874	3.50%	32%	32	2,217	77%
Other	3,201	310	3,511	23.20%	37%	309	5,705	163%
Subtotal	45,389	9,741	55,130	2.96%	31%	561	35,732	65%
Default	1,448	78	1,621	NA	40%	487	3,783	233%
Total	46,837	9,819	56,751	5.73%	32%	1,048	39,515	70%

30 September 2011		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	6	6	0.05%	55%	-	1	17%
A	92	25	116	0.08%	47%	-	28	24%
BBB	3,034	1,129	4,163	0.25%	29%	3	1,192	29%
BB	39,184	7,547	46,731	1.56%	31%	224	28,273	61%
B	2,987	308	3,295	3.39%	33%	36	2,575	78%
Other	3,876	280	4,157	20.96%	35%	315	6,532	157%
Subtotal	49,173	9,295	58,468	2.95%	31%	578	38,601	66%
Default	1,614	58	1,786	NA	44%	538	5,060	283%
Total	50,787	9,353	60,254	5.82%	32%	1,116	43,661	72%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Sovereign portfolio by external credit rating

30 September 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	9,324	404	11,220	0.02%	6%	-	305	3%
AA	19,826	1,914	22,963	0.03%	8%	1	609	3%
A	861	305	1,166	0.07%	20%	-	136	12%
BBB	344	128	472	0.25%	49%	1	207	44%
BB	58	275	333	1.01%	55%	1	280	84%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	30,413	3,026	36,154	0.04%	9%	3	1,537	4%
Default	-	-	-	NA	-	-	-	-
Total	30,413	3,026	36,154	0.04%	9%	3	1,537	4%

31 March 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	10,207	585	10,792	0.02%	6%	-	303	3%
AA	19,087	1,713	20,800	0.03%	8%	1	569	3%
A	802	315	1,117	0.07%	19%	-	132	12%
BBB	354	175	529	0.24%	46%	1	220	42%
BB	59	156	215	1.35%	50%	1	183	85%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	30,509	2,944	33,453	0.04%	9%	3	1,407	4%
Default	-	-	-	NA	-	-	-	-
Total	30,509	2,944	33,453	0.04%	9%	3	1,407	4%

30 September 2011		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	10,859	450	11,309	0.01%	5%	-	194	2%
AA	20,532	1,292	21,824	0.03%	9%	-	711	3%
A	807	326	1,133	0.06%	18%	-	110	10%
BBB	312	184	497	0.24%	46%	1	206	41%
BB	116	156	271	1.25%	54%	2	271	100%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	32,626	2,408	35,034	0.04%	9%	3	1,492	4%
Default	-	-	-	NA	-	-	-	-
Total	32,626	2,408	35,034	0.04%	9%	3	1,492	4%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Bank portfolio by external credit rating

30 September 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,121	-	1,121	0.02%	25%	-	134	12%
AA	10,740	113	10,853	0.05%	57%	3	2,634	24%
A	16,599	377	16,976	0.07%	55%	7	4,868	29%
BBB	1,836	69	1,905	0.20%	29%	1	488	26%
BB	172	-	172	0.58%	22%	-	55	32%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	30,468	559	31,027	0.07%	53%	11	8,179	26%
Default	4	-	4	NA	100%	3	4	100%
Total	30,472	559	31,031	0.08%	53%	14	8,183	26%

31 March 2012		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	92	-	92	0.02%	24%	-	8	9%
AA	5,503	57	5,560	0.05%	53%	1	1,109	20%
A	13,793	784	14,577	0.06%	51%	5	3,807	26%
BBB	1,311	107	1,418	0.24%	38%	1	533	38%
BB	285	1	286	1.14%	28%	1	157	55%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	20,984	949	21,933	0.08%	50%	8	5,614	26%
Default	4	-	4	NA	90%	4	-	-
Total	20,988	949	21,937	0.10%	50%	12	5,614	26%

30 September 2011		Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	821	20	841	0.01%	11%	-	41	5%
AA	10,562	322	10,884	0.05%	59%	3	2,535	23%
A	12,784	747	13,531	0.05%	55%	4	3,512	26%
BBB	1,107	156	1,263	0.19%	38%	1	463	37%
BB	153	-	153	1.00%	24%	-	76	50%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	25,427	1,245	26,672	0.06%	54%	8	6,627	25%
Default	4	-	5	NA	60%	4	-	-
Total	25,431	1,245	26,677	0.08%	54%	12	6,627	25%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Residential mortgages portfolio by PD band

30 September 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	171,056		33,719	204,938	0.07%	20%	29	7,787	4%
0.10 to 0.25	27,396		13,458	40,986	0.15%	20%	13	2,919	7%
0.25 to 1.0	88,185		6,950	94,391	0.49%	20%	94	15,320	16%
1.0 to 2.5	33,192		1,963	34,893	1.52%	21%	109	12,488	36%
2.5 to 10.0	12,014		321	12,335	4.74%	20%	119	8,409	68%
10.0 to 99.99	5,464		13	5,495	28.41%	20%	304	5,915	108%
Subtotal	337,307		56,424	393,038	0.85%	20%	668	52,838	13%
Default	2,102		24	2,112	NA	20%	151	4,480	212%
Total	339,409		56,448	395,150	1.38%	20%	819	57,318	15%

31 March 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	163,343		32,397	195,905	0.07%	20%	27	7,443	4%
0.10 to 0.25	27,666		13,205	41,014	0.15%	20%	13	2,920	7%
0.25 to 1.0	86,120		6,664	92,136	0.49%	20%	92	15,072	16%
1.0 to 2.5	33,555		1,865	35,177	1.53%	21%	110	12,612	36%
2.5 to 10.0	12,371		316	12,687	4.76%	20%	123	8,677	68%
10.0 to 99.99	6,163		12	6,194	29.02%	20%	361	6,849	111%
Subtotal	329,218		54,459	383,113	0.94%	20%	726	53,573	14%
Default	2,179		18	2,183	NA	21%	166	4,665	214%
Total	331,397		54,477	385,296	1.50%	20%	892	58,238	15%

30 September 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	156,708		33,866	188,027	0.07%	20%	27	7,227	4%
0.10 to 0.25	29,212		12,676	42,047	0.14%	20%	12	2,715	6%
0.25 to 1.0	84,840		9,041	91,050	0.49%	20%	91	14,917	16%
1.0 to 2.5	33,261		1,770	34,806	1.50%	21%	107	12,367	36%
2.5 to 10.0	12,335		326	12,663	4.64%	20%	119	8,593	68%
10.0 to 99.99	5,723		23	5,759	29.08%	20%	336	6,226	108%
Subtotal	322,079		57,702	374,352	0.91%	20%	692	52,045	14%
Default	2,127		18	2,128	NA	21%	162	4,552	214%
Total	324,206		57,720	376,480	1.47%	20%	854	56,597	15%

1  Outstandings are balances that were drawn down as at the reporting date.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Australian credit cards portfolio by PD band

30 September 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,570		12,545	8,064	0.07%	78%	4	282	3%
0.10 to 0.25	1,026		1,713	1,932	0.18%	76%	3	151	8%
0.25 to 1.0	2,226		1,460	3,152	0.59%	77%	15	657	21%
1.0 to 2.5	1,715		1,700	2,761	1.51%	76%	32	1,154	42%
2.5 to 10.0	1,526		453	1,876	4.67%	77%	67	1,726	92%
10.0 to 99.99	432		52	456	25.74%	76%	88	913	200%
Subtotal	9,495		17,923	18,241	1.50%	77%	209	4,883	27%
Default	91		394	91	NA	77%	58	154	170%
Total	9,586		18,317	18,332	1.99%	77%	267	5,037	27%

31 March 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,509		12,135	7,796	0.07%	78%	4	272	3%
0.10 to 0.25	993		1,740	1,924	0.18%	76%	3	150	8%
0.25 to 1.0	2,184		1,562	3,190	0.60%	77%	15	667	21%
1.0 to 2.5	1,679		1,600	2,570	1.53%	76%	30	1,087	42%
2.5 to 10.0	1,597		399	1,910	4.74%	77%	70	1,777	93%
10.0 to 99.99	495		58	523	26.91%	76%	106	1,074	206%
Subtotal	9,457		17,494	17,913	1.67%	77%	228	5,027	28%
Default	130		12	131	NA	77%	78	302	230%
Total	9,587		17,506	18,044	2.38%	77%	306	5,329	30%

30 September 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,506		12,187	7,538	0.05%	79%	3	194	3%
0.10 to 0.25	965		1,784	1,838	0.18%	76%	3	144	8%
0.25 to 1.0	2,083		1,544	3,072	0.58%	78%	14	623	20%
1.0 to 2.5	1,558		1,548	2,406	1.55%	77%	29	1,039	43%
2.5 to 10.0	1,525		349	1,809	4.40%	78%	61	1,622	90%
10.0 to 99.99	566		61	602	24.34%	77%	112	1,198	199%
Subtotal	9,203		17,473	17,265	1.67%	78%	222	4,820	28%
Default	110		9	111	NA	72%	75	64	58%
Total	9,313		17,482	17,376	2.30%	78%	297	4,884	28%

1  Outstandings are balances that were drawn down as at the reporting date.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Other retail portfolio by PD band

30 September 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2		1	3	0.07%	79%	-	-	-
0.10 to 0.25	305		622	711	0.16%	48%	1	127	18%
0.25 to 1.0	1,478		1,581	2,175	0.51%	67%	8	1,103	51%
1.0 to 2.5	4,074		581	4,387	1.60%	60%	43	3,353	76%
2.5 to 10.0	1,905		307	2,062	4.85%	71%	71	2,256	109%
10.0 to 99.99	784		129	830	24.31%	66%	135	1,232	148%
Subtotal	8,548		3,221	10,168	3.78%	63%	258	8,071	79%
Default	124		10	131	NA	67%	75	229	175%
Total	8,672		3,231	10,299	5.01%	63%	333	8,300	81%

31 March 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2		1	3	0.07%	79%	-	-	-
0.10 to 0.25	307		608	712	0.16%	48%	1	127	18%
0.25 to 1.0	1,432		1,469	2,105	0.52%	67%	7	1,073	51%
1.0 to 2.5	3,830		578	4,126	1.60%	61%	41	3,184	77%
2.5 to 10.0	1,799		291	1,951	4.83%	71%	67	2,153	110%
10.0 to 99.99	854		108	900	25.36%	67%	155	1,349	150%
Subtotal	8,224		3,055	9,797	4.09%	64%	271	7,886	80%
Default	139		16	141	NA	68%	78	285	202%
Total	8,363		3,071	9,938	5.45%	64%	349	8,171	82%

30 September 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	3		1	4	0.04%	78%	-	-	-
0.10 to 0.25	321		600	724	0.16%	49%	1	132	18%
0.25 to 1.0	1,405		1,436	2,038	0.52%	68%	7	1,069	52%
1.0 to 2.5	4,074		635	4,364	1.73%	64%	50	3,638	83%
2.5 to 10.0	1,332		469	1,477	5.48%	73%	59	1,704	115%
10.0 to 99.99	777		81	820	25.83%	68%	146	1,249	152%
Subtotal	7,912		3,222	9,427	4.03%	65%	263	7,792	83%
Default	124		19	126	NA	69%	71	237	188%
Total	8,036		3,241	9,553	5.30%	66%	334	8,029	84%

1  Outstandings are balances that were drawn down as at the reporting date.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Small business portfolio by PD band

30 September 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	47		39	87	0.07%	20%	-	4	4%
0.10 to 0.25	1,077		713	1,735	0.24%	29%	1	229	13%
0.25 to 1.0	2,606		908	3,406	0.65%	50%	10	1,348	40%
1.0 to 2.5	2,600		156	2,687	1.47%	36%	14	1,204	45%
2.5 to 10.0	1,682		423	2,007	3.68%	23%	19	700	35%
10.0 to 99.99	222		8	229	27.41%	32%	20	173	75%
Subtotal	8,234		2,247	10,151	2.00%	37%	64	3,658	36%
Default	172		7	178	NA	32%	27	519	291%
Total	8,406		2,254	10,329	3.69%	37%	91	4,177	40%

31 March 2012			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	40		37	78	0.07%	20%	-	3	4%
0.10 to 0.25	973		710	1,630	0.24%	30%	1	220	13%
0.25 to 1.0	2,569		808	3,413	0.65%	50%	10	1,352	40%
1.0 to 2.5	2,571		118	2,664	1.47%	36%	14	1,206	45%
2.5 to 10.0	1,560		305	1,769	3.67%	22%	16	593	34%
10.0 to 99.99	378		7	388	25.24%	36%	34	331	85%
Subtotal	8,091		1,985	9,942	2.30%	37%	75	3,705	37%
Default	173		8	182	NA	32%	27	554	305%
Total	8,264		1,993	10,124	4.05%	37%	102	4,259	42%

30 September 2011			Committed	Exposure	Probability	Loss Given	Regulatory	Risk Weighted	Average Risk
$m	Outstandings	[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	32		31	64	0.07%	20%	-	3	5%
0.10 to 0.25	50		163	155	0.15%	74%	-	40	26%
0.25 to 1.0	2,770		1,303	4,145	0.51%	41%	9	1,286	31%
1.0 to 2.5	3,254		125	3,329	1.47%	38%	18	1,597	48%
2.5 to 10.0	1,606		333	1,840	3.70%	23%	17	633	34%
10.0 to 99.99	251		7	265	29.01%	35%	27	221	83%
Subtotal	7,963		1,962	9,798	2.20%	37%	71	3,780	39%
Default	169		8	176	NA	29%	26	452	257%
Total	8,132		1,970	9,974	3.92%	37%	97	4,232	42%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Credit Quality

Asset quality has continued to improve over Full Year 2012, in particular we have seen:

▪      Continued upgrades of facilities moving back to performing; and

▪      Improving consumer delinquencies

▪      Seasonal delinquency peaks in Full Year 2012 have been lower than in prior corresponding periods.

The strengthening in asset quality can be traced back to the improvement in the operating environment since 2009, the de-gearing of household and business balance sheets, the cautious behaviour of consumers and the intensive management of the portfolio over the year.

Actual losses

30 September 2012	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended

Corporate	8	-	148	(12)	144
Business lending	77	9	247	(16)	317
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	30	-	111	(1)	140
Australian credit cards	359	-	-	(41)	318
Other retail	192	5	-	(30)	167
Small business	39	6	20	(4)	61
Specialised lending	5	5	410	-	420
Securitisation	-	-	1	-	1
Standardised	21	-	15	-	36
Total	731	25	952	(104)	1,604

31 March 2012	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended

Corporate	5	-	34	(3)	36
Business lending	36	5	119	(3)	157
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	7	-	63	-	70
Australian credit cards	172	-	-	(19)	153
Other retail	99	2	-	(15)	86
Small business	16	3	11	(2)	28
Specialised lending	2	3	197	-	202
Securitisation	-	-	-	-	-
Standardised	9	-	3	(1)	11
Total	346	13	427	(43)	743

30 September 2011	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended

Corporate	6	1	245	-	252
Business lending	60	16	266	(8)	334
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	25	2	102	(2)	127
Australian credit cards	349	-	-	(23)	326
Other retail	217	4	1	(23)	199
Small business	36	2	24	(2)	60
Specialised lending	8	5	474	(1)	486
Securitisation	-	-	-	-	-
Standardised	8	-	76	(1)	83
Total	709	30	1,188	(60)	1,867

1 Write-offs from individually assessed provisions.

PILLAR 3 REPORT
CREDIT RISK EXPOSURES

Regulatory loss estimates and actual losses

The table below compares regulatory downturn credit risk estimates used in the calculation of risk weighted assets with the actual outcomes observed since accreditation by Basel asset class.

Predicted Default rates, Loss Given Default and Exposure at Default are averaged over financial years since 2009 (the first full financial year following accreditation) and are compared to observed outcomes over the same period1.

For all parameters, except LGD for some asset classes (see below), the observation period runs from 2009 to 2011.

Default rates

The ‘predicted default rate’ is the average of all non-defaulted obligor probabilities of default at the start of the year by Basel asset class, averaged over the observation period. The ‘average observed default rate’ is the actual default rate for each Basel asset class over a one year period, averaged over the observation period.

Predicted defaults rates represent the through the cycle estimates, while observed default rates reflect a particular period of time, in this case the last four years. Given conditions over this period and the shorter timeframe, this would typically mean that observed outcomes will be lower than predicted outcomes.

Loss Given Default (LGD)

Predicted LGDs represent the downturn estimates (or the regulatory minimum where required), while observed loss rates reflect actual outcomes over a particular period of time. Given conditions over the last four years, this typically means that observed outcomes will be lower than predicted outcomes.

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period excluded varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

Where the value is negative it means that the observed EAD was lower than the initial predicted EAD, this could be because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

							Observed EAD
	Regulatory	Actual	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Loss	Predicted	Observed	Predicted	Observed	Predicted[3]

Corporate	1,099	144	2.00%	1.47%	54%	41%	-27%
Business lending	1,085	317	2.12%	1.60%	33%	21%	-11%
Sovereign	3	-	0.24%	-	-	-	-
Bank	14	-	0.35%	-	-	-	-
Residential mortgages	819	140	0.69%	0.63%	21%	7%	-
Australian credit cards	267	318	1.39%	1.50%	76%	55%	-4%
Other retail	333	167	4.73%	2.95%	71%	54%	-4%
Small business	91	61	3.02%	1.92%	27%	16%	-6%
Specialised lending	2,047	420	-	2.87%	-	33%	-4%
Securitisation	-	1	-	-	-	-	-
Standardised	-	36	-	-	-	-	-
Total	5,758	1,604	-	-	-	-	-

1 Predicted parameters are not available for specialised lending or standardised exposures because risk weights for these portfolios do not rely on credit estimates.

2 Includes regulatory expected losses for defaulted and non-defaulted exposures.

3 A negative outcome indicates observed EAD was lower than predicted EAD.

PILLAR 3 REPORT
CREDIT RISK MITIGATION

This section describes the way in which the Westpac Group reduces its credit risk by using financial collateral, guarantees or credit derivatives for Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

▪     exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD;

▪     exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A or better; and

▪     exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. An independent operational unit supervises this process to ensure that the relevant business and credit risk management units’ decisions are taken and actions implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues all financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement.

PILLAR 3 REPORT
CREDIT RISK MITIGATION

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

▪     cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

▪     bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under Australian Prudential Standard (APS) 112;

▪     securities issued by other specified AA-/Aa3 rated sovereign governments; and

▪     credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

▪     sovereign entities;

▪     public sector entities in Australia and New Zealand;

▪     authorised deposit taking institutions and overseas banks; and

▪     other entities with a minimum risk grade equivalent of ‘A3’/ ‘A-’.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre- mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

PILLAR 3 REPORT
CREDIT RISK MITIGATION

Total exposure covered by collateral, credit derivatives and guarantees

				Total exposure for		Credit Risk Mitigants
30 September 2012	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives

Corporate	102,833	(16)	102,817	3,999	2,204	2	14
Sovereign	36,154	-	36,154	155	-	154	-
Bank	31,015	16	31,031	4,626	1,023	153	270
Total	170,002	-	170,002	8,780	3,227	309	284

				Total exposure for		Credit Risk Mitigants
31 March 2012	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives

Corporate	97,459	(123)	97,336	3,719	2,217	4	119
Sovereign	33,453	-	33,453	232	-	232	-
Bank	21,814	123	21,937	6,797	1,377	232	675
Total	152,726	-	152,726	10,748	3,594	468	794

				Total exposure for	Credit Risk Mitigants
30 September 2011	Total before	Impact of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives

Corporate	92,651	(262)	92,389	3,954	2,402	27	235
Sovereign	35,034	-	35,034	294	-	294	-
Bank	26,415	262	26,677	10,415	6,140	188	997
Total	154,100	-	154,100	14,663	8,542	509	1,232

1 Impact of credit mitigation under the substitution approach.

PILLAR 3 REPORT
COUNTERPARTY CREDIT RISK

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets (FM) and Treasury Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure sourced from the derivatives business via an end-of-day Monte Carlo simulation of the derivatives portfolio that updates forecasts of potential future credit exposure for movements in market rates. This information is then loaded against the FM credit limit management system. Limit violations or excesses are segregated in a report, which is actioned under strict timeframes by credit managers.

Risk mitigation

Mitigation is achieved in a number of ways:

▪      the limit system monitors for breaches of the pre-determined limits, with any excesses being immediately notified to credit officers;

▪      Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met;

▪      credit derivatives are used to mitigate credit exposure against certain counterparties;

▪      incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

▪      signing ISDA netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

▪      regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

▪      downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Credit limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the EAD for derivative exposures.

EAD for derivative exposures is based on expected future exposure (EFE). EFE is calculated as the average of all positive to market values. EFE calculation takes into account eligible netting agreements. All EFE exposures are scaled up in order to capture the dependency between market values of transactions across counterparties, and the correlation between market and credit risks.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Securing collateral and establishing credit reserves

Most collateral agreements negotiated by Westpac require daily reassessment of exposure positions in order to determine whether additional collateral must be called for. Under this process, the market value of the customer’s portfolio is assessed daily with demands being sent out by the collateral team on the following day. The collateral received is subject to ‘haircuts’ (discounted values), depending on type and maturity.

Wrong-way risk exposures

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. Wrong-way risk exposures refer to derivative transactions for which there is significant positive dependency between counterparty’s default and the mark-to-market value of the transaction.

PILLAR 3 REPORT
COUNTERPARTY CREDIT RISK

There should be no obvious correlation between the protection seller and the customer (e.g. bought protection covering a government risk should not be bought from a bank or entity controlled or owned by that government). All transactions, including credit derivatives, are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating1

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $513m; while for a two notch downgrade, postings would be $630m.

1 Credit rating downgrade postings are cumulative.

PILLAR 3 REPORT
SECURITISATION

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

      traditional or true sale securitisations, which involve the legal transfer of ownership of the underlying asset pool to a third party; and

      synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the provision of securitisation services and funding for clients, including clients wishing to access capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase the Group’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets.1 No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks. No securitisation exposures in Westpac credit portfolios are classified as resecuritisation.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through Waratah, the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues. Crusade is a securitisation conduit that holds investments in investment grade rated bonds. Westpac provides facilities to Waratah and Crusade including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	▪ Arranger ▪ Asset originator ▪ Bond distributor ▪ Facility provider	▪ Note holder ▪ Trust manager ▪ Swap provider ▪ Servicer
Securitisation in the management of Westpac’s credit portfolio	▪ Hedger - protection purchaser ▪ Investor - protection seller ▪ Investor - purchaser of securitisation exposures

1  The credit exposures of the underlying loans are measured in accordance with APS 113.

PILLAR 3 REPORT
SECURITISATION

Provision of securitisation services including funding and management of conduit vehicles	▪ Arranger ▪ Bond distributor ▪ Credit enhancement provider ▪ Funder	▪ Liquidity facility provider ▪ Swap counterparty ▪ Servicer

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and programme fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operation is responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to and the impact of securitisation transactions are managed under the Liquidity Risk Management framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with the Group’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation policy (see pages 49 and 50).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk

PILLAR 3 REPORT
SECURITISATION

policies that govern the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to credit risk mitigation policy (see pages 49 and 50). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 52 and 53) and market risk management (see pages 65 and 66) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with the revised APS 120 effective from 1 January 2012. As a result of the revised standard Westpac now classifies several securitisation exposures as resecuritisation.

Consistent with the APS 120 the approaches employed include the Ratings-Based Approach (RBA), where the regulator provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is employed under specific conditions where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of risk-adjusted assets if the requirements of APS 120 are satisfied. In accordance with Attachment B Paragraph 12 Westpac cannot rely on external rating when risk weighting its exposure to these trusts and has to use SF methodology instead.

In instances, where insufficient risk transfer is achieved by the transaction for regulatory purposes, capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges as per APS 120 Attachment B - Paragraph 26 (Maximum Capital Provision).

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS 120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of risk adjusted assets. They are replaced with the risk-weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac uses the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit and facilities for the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113 pursuant to APS120, Attachment B, Paragraph 26.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS 113 pending resolution of issues relating to the practical application of APS 120 to this exposure. The difference in regulatory capital calculations using APS 120 and APS 113 is immaterial.

Resecuritisation - A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure.

The External Credit Assessment Institutions that can be used by Westpac for resecuritisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding

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SECURITISATION

facilities are treated as loans.

Quantitative disclosures

The securitisation exposure tables have been prepared in accordance with the enhanced disclosure requirements of the revised APS 120 and APS 330, both effective 1 January 2012.  In particular:

      We disclose securitisation exposures held in the Trading book;

      We classify our securitisation exposures by facility type and whether the exposure is on or off-balance sheet; and

      We disclosure resecuritisation exposures.

Banking book summary of assets securitised by Westpac

This table shows outstanding Banking Book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by the Westpac Group during the current period.

Securitised assets are held in securitisation trusts. Trusts to which assets have been transferred in accordance with APS 120 do not form part of the Level 2 consolidated Group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS 113.

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2012	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	64,710	-	-	9	164	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	-	-	-	-	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	64,710	-	-	9	164	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2012	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	54,017	-	1,150	12	182	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	88	-	-	1	1	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	54,105	-	1,150	13	183	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2011	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	50,305	-	1,563	17	151	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	151	-	-	-	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	1	1	-
Total	50,456	-	1,563	18	152	-

1 Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

2 Includes self securitisation assets of $53,140m at 30 September 2012 ($42,093m at 31 March 2012, $38,122m at 30 September 2011).

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SECURITISATION

Banking book summary of total Westpac sponsored third party assets securitised

This table represents Banking Book third party assets where Westpac acts a sponsor.

	30 September 2012	31 March 2012	30 September 2011
	$m	$m	$m
Residential mortgages	2,559	2,136	2,779
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	47	54
Other	316	292	422
Total	2,875	2,475	3,255

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 12 mth period ended
30 September 2012	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	17,125	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS[1]	-	-
Other	-	-
Total	17,125	-

For the 6 mth period ended
31 March 2012	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	9,866	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS[1]	-	-
Other	-	-
Total	9,866	-

For the 12 mth period ended
30 September 2011	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	10,691	-
Credit cards	-	-
Auto and equipment finance	-	-
Business lending	-	-
Investments in ABS[1]	-	-
Other	-	-
Total	10,691	-

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SECURITISATION

Banking book summary of on and off-balance sheet securitisation by exposure type

This table shows credit risk exposure (on and off-balance sheet) arising from participation in the securitisation business broken down by securitisation exposure type.

30 September 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	5,352	4,820	10,172
Liquidity facilities	2	-	4,434	4,436
Funding facilities	6,712	-	-	6,712
Underwriting facilities	21	-	266	287
Lending facilities	-	-	445	445
Warehouse facilities	-	-	-	-
Total	6,735	5,352	9,965	22,052

31 March 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	2,692	58	2,750
Liquidity facilities	-	-	4,628	4,628
Funding facilities	7,073	-	3,311	10,384
Underwriting facilities	23	-	9	32
Lending facilities	-	-	223	223
Warehouse facilities	-	-	501	501
Total	7,096	2,692	8,730	18,518

30 September 2011	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	2,900	63	2,963
Liquidity facilities	722	-	5,055	5,777
Funding facilities	6,449	-	4,279	10,728
Underwriting facilities	25	-	8	33
Lending facilities	-	-	295	295
Warehouse facilities	-	-	514	514
Total	7,196	2,900	10,214	20,310

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SECURITISATION

Banking book securitisation exposure at default by risk weight band1

This table shows Banking book credit risk exposure arising from participation in the securitisation business broken down by risk weight bands.

30 September 2012	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,068	-	8,068	589	-	589
Greater than 10 - 20%	7,218	36	7,254	1,105	7	1,112
Greater than 20 - 30%	-	82	82	-	24	24
Greater than 30 - 50%	621	5,020	5,641	277	2,100	2,377
Greater than 50 - 75%	542	-	542	405	-	405
Greater than 75 - 100%	280	-	280	280	-	280
Greater than 100 - 250%	60	-	60	150	-	150
Greater than 250 - 425%	83	-	83	354	-	354
Greater than 425 - 650%	-	-	-	-	-	-
Deductions	42	-	42	-	-	-
Total	16,914	5,138	22,052	3,160	2,131	5,291

31 March 2012	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	5,183	-	5,183	384	-	384
Greater than 10 - 20%	6,846	74	6,920	1,045	15	1,060
Greater than 20 - 30%	58	-	58	15	-	15
Greater than 30 - 50%	772	4,623	5,395	331	1,937	2,268
Greater than 50 - 75%	538	-	538	401	-	401
Greater than 75 - 100%	281	-	281	281	-	281
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	8	-	8	36	-	36
Greater than 425 - 650%	85	-	85	555	-	555
Deductions	50	-	50	-	-	-
Total	13,821	4,697	18,518	3,048	1,952	5,000

30 September 2011 [1]	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	5,167	-	5,167	389	-	389
Greater than 10 - 20%	13,434	-	13,434	2,074	-	2,074
Greater than 20 - 30%	62	-	62	15	-	15
Greater than 30 - 50%	755	-	755	348	-	348
Greater than 50 - 75%	456	-	456	337	-	337
Greater than 75 - 100%	272	-	272	272	-	272
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	102	-	102	664	-	664
Deductions	62	-	62	-	-	-
Total	20,310	-	20,310	4,099	-	4,099

1  Securitisation EAD and RWA have been presented according to the requirements of APS 120 as at 30 September 2011. Had the revised APS 120 standard, effective 1 January 2012, been in force at 30 September 2011 EAD would have been re-categorised as securitisation ($14,881m) and resecuritisation ($5,429m) and total RWA would have been $5,505m.

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SECURITISATION

Banking book securitisation exposure deducted from capital1

This table shows Banking book securitisation exposures required to be deducted from capital under APS 120 by type of underlying exposure.

	Exposures	Exposures
30 September 2012	deducted from	deducted from
$m	Tier 1 Capital	Tier 2 Capital
Securities	12	12
Liquidity facilities	-
Funding facilities	9	9
Underwriting facilities	-
Credit enhancements	-	-
Derivative transactions	-
Total	21	21

	Exposures	Exposures
31 March 2012	deducted from	deducted from
$m	Tier 1 Capital	Tier 2 Capital
Securities	11	11
Liquidity facilities	-
Funding facilities	14	14
Underwriting facilities	-
Credit enhancements	-	-
Derivative transactions	-
Total	25	25

	Exposures	Exposures
30 September 2011	deducted from	deducted from
$m	Tier 1 Capital	Tier 2 Capital
Securities	10	10
Liquidity facilities	-
Funding facilities	21	21
Underwriting facilities	-
Credit enhancements	-	-
Derivative transactions	-
Total	31	31

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Banking book that is subject to early amortisation treatment for 30 September 2012.

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 30 September 2012 resecuritisation exposures eligible for CRM was $5,101m, with CRM of $36m taken against these exposures ($4,697m eligible for CRM and nil CRM taken as at 31 March 2012).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2012.

1 Excludes securitisation start-up costs.

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SECURITISATION

Trading book summary of assets securitised by Westpac

There are no outstanding securitisation exposures for Westpac originated assets held in the Trading book.

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the Trading book where Westpac is responsible for the establishment of the securitisation programme and subsequent management as at 30 September 2012.

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 6 months 30 September 2012.

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116

This table shows Westpac originated outstanding securitisation exposure held in the Trading book. These exposures are risk weighted under APS 116.

	Standard Method		IMA Method
30 September 2012	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	50	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	50	-	-	-

	Standard Method		IMA Method
31 March 2012	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	50	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	50	-	-	-

	Standard Method		IMA Method
30 September 2011	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	240	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	240	-	-	-

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SECURITISATION

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 September 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	38	602	-	640
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	68	68
Other derivatives	-	-	405	405
Total	38	602	473	1,113

31 March 2012	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	51	3,385	-	3,436
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	54	54
Other derivatives	-	-	444	444
Total	51	3,385	498	3,934

30 September 2011	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	235	3,088	-	3,323
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	74	74
Other derivatives	-	-	459	459
Total	235	3,088	533	3,856

Trading book securitisation exposure subject to specific risk

There is no Trading book securitisation exposure subject to specific risk for 30 September 2012.

Trading book securitisation exposure subject to APS120 specific risk by risk weight band

There is no Trading book securitisation exposure subject to APS120 specific risk for 30 September 2012.

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no Trading book capital requirement for securitisation subject to IMA for 30 September 2012.

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

1  EAD associated with Trading book securitisation is not included in the EAD by Major Type on page 25. Trading book securitisation exposure is captured and risk weighted under APS 116.

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SECURITISATION

There is no Trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2012.

Trading book securitisation exposure deducted from capital

There is no Trading book capital deduction for 30 September 2012.

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Trading book that is subject to early amortisation treatment for 30 September 2012.

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 30 September 2012.

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2012.

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MARKET RISK

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are controlled by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and controlling market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk. All trades are fair valued daily, using independently sourced or reviewed rates. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Group Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding task, liquid asset portfolios and foreign exchange repatriations.

VaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the Board approved market risk VaR limit for trading activities, MARCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Group Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by MARCO.

Profit and loss notification framework

The BRMC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by the FMTR unit, which monitors market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity (including specific risk) risks. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method.

As of 1 January 2012, regulatory capital includes an additional VaR component referred to as “Stressed VaR”.  Stressed VaR is calculated to a 10-day, 99th percentile, one-tailed confidence interval and is based upon a continuous 12 month period of historical market data that includes a period of significant financial stress (e.g. the Global Financial Crisis) and is then added to the existing VaR regulatory capital measure (based upon a 10-day, 99th percentile, one-tailed confidence interval using the last 12 months of market data) and interest rate specific issuer risk.

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MARKET RISK

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

▪      trading authorities and responsibilities are clearly delineated at all levels;

▪      a structured system of limits and reporting of exposures;

▪      all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

▪      models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

▪      duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

▪      legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently review compliance with policies, procedures and limits.

Market Risk regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2012 [1]	2012 [1]	2011
Internal model approach	753	1,163	294
Standard approach	214	378	381
Total Capital Required	967	1,541	675
Risk Weighted Assets	12,087	19,266	8,433

1  The 30 September 2012 and 31 March 2012 disclosure reflects the inclusion of Stressed VaR as part of the implementation of the Enhancements to the Basel II framework, commonly known as Basel 2.5.

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MARKET RISK

VaR by risk type

30 September 2012	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	23.5	10.5	17.1	18.6
Foreign exchange risk	7.5	0.8	2.6	1.4
Equity risk	1.1	0.2	0.6	0.3
Commodity risk	2.4	1.0	1.7	1.3
Other market risks	20.7	7.8	15.2	8.0
Diversification benefit	N/A	N/A	(10.6)	(10.7)
Net market risk[1]	38.9	16.8	26.6	18.8

31 March 2012	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	29.0	14.8	19.7	16.5
Foreign exchange risk	8.0	1.6	4.1	4.4
Equity risk	1.8	0.4	0.5	0.4
Commodity risk	5.1	1.8	3.2	1.9
Other market risks	21.6	14.9	18.0	17.2
Diversification benefit	N/A	N/A	(14.4)	(9.6)
Net market risk[1]	41.1	25.7	31.1	30.8

30 September 2011	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	40.9	16.5	28.4	19.9
Foreign exchange risk	8.4	0.9	3.4	5.6
Equity risk	1.7	0.3	0.6	0.5
Commodity risk	6.6	1.1	3.5	3.8
Other market risks	24.9	16.6	20.6	21.1
Diversification benefit	N/A	N/A	(21.7)	(22.4)
Net market risk[1]	50.0	25.8	34.6	28.5

1  The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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MARKET RISK

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2012.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR). The one instance where the loss is equal to VaR was the result of the larger than expected 50 basis point reduction in the RBA cash rate in May 2012.

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OPERATIONAL RISK

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS 115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk.

Approach

Westpac has been accredited to use the Advanced Measurement Approach (AMA) in accordance with APS 115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines a consistent approach to the:

▪      identification, measurement and management of operational risks that may impede the Group’s ability to achieve its strategic objectives and vision;

▪       identification and escalation of operational risk and compliance incidents in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

▪       calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and management.

The Board and BRMC are supported by forums including the Westpac Group Operational Risk and Compliance Committee (Group OPCO) that monitors operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital modelling and reporting.

Risk and Control Management (RCM) - RCM is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing key operational risks and the adequacy of controls, with management action planning to reduce risks that are outside risk appetite.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are quantitative indicators used by management to monitor the operational risk and control environment.

Incident management - The process of incident management involves identifying operational risk incidents, capturing them in the central Operational Risk system and escalating them to appropriate levels of management.  Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of potential adverse events originating from the internal and external operational environment, assess the adequacy of controls and management preparedness, and formulate action plans as necessary.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - regular reporting of operational risk information to governance bodies and senior management used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Control Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

PILLAR 3 REPORT
OPERATIONAL RISK

Westpac ADI – AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital is based on three data sources:

•                  Internal Loss Data –operational risk losses experienced by Westpac;

•                  External Loss Data –operational risk losses experienced by other financial institutions; and

•                  Scenario Data – potential losses from extreme but plausible events.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2012	2012	2011
Total Capital Required	2,141	1,891	1,569
Risk Weighted Assets	26,757	23,640	19,611

Pillar 3 REPORT

EQUITY RISK

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved under delegated authority from the Westpac Board. The BRMC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities that have a quoted market price are carried at their fair value. Fair value is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. Where fair value is not determined based upon an actively traded market price, judgement is required to take into consideration the impact of liquidity, concentration, uncertainty of market factors, pricing assumptions and other risks affecting the specific instrument. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, or at fair value through profit and loss.

Other related matters

▪     For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

▪     Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

▪     A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRMC approved VaR limit for Financial Markets trading activities; and

▪     Investment exposures are reported monthly.

Pillar 3 REPORT

EQUITY RISK

Book value of listed equity exposures by industry classification

	30 September	31 March	30 September
$m	2012	2012	2011
Business services	-	-	-
Property	-	26	25
Finance and insurance	222	179	231
Construction	-	-	-
Mining	-	-	-
Total	222	205	256

Book value of unlisted equity exposures by industry classification

	30 September	31 March	30 September
$m	2012	2012	2011
Business services	21	24	24
Property	-	-	-
Finance and insurance	109	137	156
Construction	45	45	45
Mining	-	-	-
Total	175	206	225

Gains/losses

	30 September	31 March	30 September
$m	2012	2012	2011
Cumulative realised gains (losses)	44	45	49
Total unrealised gains (losses) through profit & loss	62	47	26
Total unrealised gains (losses) through equity	81	52	53
Total latent revaluation gains (losses)	-	-	-
Amounts included in Tier 1 / Tier 2 capital	99	70	50

Pillar 3 REPORT

INTEREST RATE RISK IN THE BANKING BOOK (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, currency risk and funding and liquidity risk are inherent in these activities. Group Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Asset and liability management

ALM manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of MARCO and the Financial Markets & Treasury Risk (FMTR) unit.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRMC has approved a NaR limit. This limit is managed by the Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by FMTR.

VaR limit

The BRMC has also approved a VaR limit for ALM activities. This limit is managed by the Treasurer and monitored by FMTR. Additionally, FMTR sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO determines the appropriateness of foreign exchange earnings volatility, associated limits and the derivatives used to hedge the variability. The identification and management of structural foreign exchange risk is reported to ALCO monthly.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are located in Sydney and Auckland. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; non-traded VaR systems, which calculate Group Treasury VaR; and, the NII system, which calculates NaR.

Daily monitoring of current exposure and limit utilisation is conducted independently by FMTR, which monitors market risk exposures against VaR, NaR and structural risk limits. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of MARCO and BRMC respectively to provide transparency of material market risks and issues.

Pillar 3 REPORT

INTEREST RATE RISK IN THE BANKING BOOK (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

30 September 2012	200bp parallel	200bp parallel
$m	increase	decrease
AUD	189.0	(192.4)
NZD	12.7	(13.2)
USD	-	-
Total	201.7	(205.6)

31 March 2012	200bp parallel	200bp parallel
$m	increase	decrease
AUD	167.3	(168.8)
NZD	27.2	(27.7)
USD	-	-
Total	194.5	(196.5)

30 September 2011	200bp parallel	200bp parallel
$m	increase	decrease
AUD	39.4	(40.1)
NZD	27.9	(28.3)
USD	-	-
Total	67.3	(68.4)

VaR results for non-traded interest rate risk

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2012	2012	2011
High	15.7	11.7	11.1
Low	3.9	2.4	1.8
Average	9.4	7.4	5.0
Period end	9.4	9.6	4.0

Interest rate risk in the banking book regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2012	2012	2011
Total Capital Required	819	1,057	946
Risk Weighted Assets	10,234	13,208	11,823

PILLAR 3 REPORT

LIQUIDITY RISK

Liquidity risk is the risk that the bank will be unable to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses.

Approach

Group-wide liquidity management is the responsibility of the Treasurer under the oversight of the BRMC and ALCO. Liquidity modelling is performed for the Westpac Group.

Key aspects of the liquidity management strategy are:

Liquidity risk management framework

The BRMC approves Westpac’s policies for liquidity risk management annually or bi-annually as appropriate, including:

▪     modelling approach;

▪     scenarios covered;

▪     limit determination; and

▪     levels of liquid asset holdings.

Funding strategy

Group Treasury undertakes an annual review of the funding profile consistent with expected market conditions and the balance sheet growth of customer deposits and loans. The funding strategy is approved by BRMC annually.

To further strengthen the management of the Group’s funding, the Stable Funding Ratio (SFR) is used to focus on the composition and stability of the overall funding base. Stable funding consists of customer deposits, equity and wholesale term funding with residual maturity greater than twelve months (including securitisation). As at 30 September 2012, the stable funding ratio was 83% (79% as at 31 March 2012). Refer to section 3.4.2 Funding and Liquidity Risk Management in Westpac’s ASX disclosure for further detail.

Contingency planning

Group Treasury maintains a Crisis Management Action Plan that details the broad actions that should be taken by Westpac in the event of a ‘funding crisis’. The report is reviewed and approved by the BRMC and is aligned with the Group’s broader situation management procedures.

Minimum liquid asset holdings

Westpac holds a portfolio of liquid assets that are eligible to be used as collateral for repurchase agreements with the Reserve Bank of Australia. The BRMC annually approves liquid asset limits.

Westpac complies with local regulatory liquidity requirements in its offshore operations. Westpac has been granted a global liquidity concession by the Financial Services Authority in the United Kingdom, under which many aspects of liquidity regulation of its UK operations are performed by APRA.

Liquidity reporting

Daily monitoring of the liquidity risk position is conducted by the Group’s Financial Markets & Treasury Risk (FMTR) unit, which monitors compliance with crisis funding, normal funding and liquid asset holding limits. The daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in both Treasury and the independent FMTR unit. Summary liquidity reports are submitted to ALCO and APRA monthly, and to BRMC quarterly.

Recovery and Resolution Planning

In November 2011, the Financial Stability Board, a global financial authority, finalised a comprehensive package of policy measures to improve the capacity of authorities to resolve failing Systemically Important Financial Institutions (SIFIs), without systemic disruption and without exposing taxpayers to risk of loss. As part of the package, a Recovery and Resolution Plan is required for any firm deemed by its home authority to have systemic importance to the domestic economy. In addition, SIFIs will be subject to resolvability assessments to ensure they may be resolved without severe systemic disruption and taxpayer loss while at the same time protecting systemically important functions. APRA has undertaken a pilot Recovery Planning project applying to Australia’s largest banks, with final plans delivered to APRA in mid-2012. APRA has indicated that it intends to extend its recovery planning program once the results of the pilot program have been analysed. The final form of any resulting requirements, the implications and the timing for Westpac are at this stage unknown.

PILLAR 3 REPORT

APPENDIX I - APS 330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements given by Attachment A of APS 330 to the quantitative disclosures made in this report.

APS 330 Attachment A reference		Westpac disclosure	Page

Table 1: Scope of application	(d)	Capital adequacy regulation of subsidiary entities	11

Table 2: Capital Structure	(b) to (d)	Capital structure	13

Table 3: Capital Adequacy	(b) to (f) (g)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	15 14 14

Table 4: Credit Risk - general disclosures	(b) (c) (d) (e) (f) (g) (h) (i)

Exposure at Default by major type

Exposure at Default by geography

Exposure at Default by industry classification

Exposure at Default by residual contractual maturity

Impaired and past due loans by industry classification

Impaired and past due loans by geography

Movement in provisions for impairment charges

Loan impairment provisions

Exposure at Default by measurement method

			25 30 27 31 33 34 35 24 26

Table 5: Credit Risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches	(b)	Portfolios subject to the standardised approach Property finance Project finance Equity exposures	36 37 38 38

Table 6: Credit Risk - disclosures for portfolios subject to IRB approaches	(d) (e) (f)

Corporate portfolio by external credit rating

Business lending portfolio by external credit rating

Sovereign portfolio by external credit rating

Bank portfolio by external credit rating

Residential mortgage portfolio by PD band

Australian credit cards portfolio by PD band

Other retail portfolio by PD band

Small business portfolio by PD band

Actual losses

Comparison of regulatory expected and actual loss rates

			39 40 41 42 43 44 45 46 47 48

Table 7: Credit Risk mitigation disclosures	(b) to (c)	Total exposures covered by collateral, credit derivatives and guarantees	51

Table 9: Securitisation disclosures	(g) part i; (h) to (i) (g) part ii (j) (k) (l) part i (l) part ii (m) (n) part i

Banking Book

Summary of total asset securitised

Summary of total Westpac sponsored third party assets securitised

Summary of securitisation activity by asset type

Summary of on and off-balance sheet securitisation

Securitisation exposure by risk weight band

Securitisation exposures deducted from capital

Securitisation subject to early amortisation treatment

Resecuritisation exposure subject to credit risk mitigation

			57 58 58 59 60 61 61 61

PILLAR 3 REPORT

APPENDIX I - APS 330 QUANTITATIVE REQUIREMENTS

	(n) part ii	Resecuritisation exposure to guarantors	61

		Trading Book

	(o) part i and (p)	Summary of total assets securitised	62
	(o) part ii	Summary of total Westpac sponsored third party assets securitised	62
	(q)	Summary of securitisation activity by asset type	62
	(r)	Aggregate amount of exposures securitised by Westpac and subject to APS116	62
	(s)	Summary of on and off-balance sheet securitisation	63
	(t) part i	Securitisation exposure retained or purchase subject to internal models approach (IMA) specific risk	63
	(t) part ii	Securitisation exposure retained or purchased subject to APS120 for Specific risk by risk weight band	63
	(u) part i	Capital requirements for securitisation exposure subject to internal models approach (IMA)	63
	(u) part ii	Capital requirements for securitisation regulatory capital approaches by risk weight band	64
	(u) part iii	Securitisation exposures deducted from capital	64
	(v)	Securitisation subject to early amortisation treatment	64
	(w) part i	Aggregate resecuritisation exposures retain or purchased subject to credit risk mitigation	64
	(w) part ii	Resecuritisation exposure to guarantors	64

Table 10: Market Risk – disclosures for ADIs using the standardised approach	(b)	Market Risk regulatory capital and risk weighted assets	66

Table 11: Market Risk – disclosures for ADIs using the internal models approach for trading portfolios	(d)	VaR by risk type	67

Table 13: Equities – disclosures for banking book positions	(b) to (c) (b) to (c) (d) to (e) (f)	Book value of listed equity exposures by industry classification Book value of unlisted equity exposures by industry classification Gains/losses Equity exposures	72 72 72 38

Table 14: Interest Rate Risk in the Banking Book	(b)	Effect of sudden upward and downward movement in interest rates	74

PILLAR 3 REPORT

APPENDIX II - REGULATORY EXPECTED LOSS

Capital deduction for shortfall in provisions for regulatory expected loss

Regulatory expected losses are only calculated for certain eligible portfolios. Therefore provisions associated with ineligible portfolios are excluded from the calculation of the capital deduction for the shortfall in provisions for regulatory expected losses.

Tax treatment

APS 111 Capital Adequacy does not allow tax benefits associated with credit losses to be recognised for capital adequacy purposes until they are realised. Deferred tax assets associated with impairment provisions are therefore treated as deductions from capital.

The following table shows how this deduction is calculated.

▪     ‘Total provisions for impairment charges’ are those disclosed in the financial statements under A-IFRS;

▪     ‘General reserve for credit losses adjustment’ is the amount of general reserves for credit losses that Westpac reports for regulatory purposes under APS 220 Credit Quality in addition to provisions assessed in accordance with A-IFRS;

▪     ‘Ineligible provisions’ include all provisions associated with portfolios which are subject to the Basel standardised approach to credit risk and provisions relating to securitisation exposures; and

▪     ‘Deferred tax assets’ are the amount of deferred tax assets associated with impairment provisions deducted from capital through the shortfall in provisions for regulatory expected loss deduction.

	30 September	31 March	30 September
$m	2012	2012	2011
Provisions associated with eligible portfolios
Total provisions for impairment charges	4,241	4,391	4,414
plus General reserve for credit losses adjustment (net of DTA)	131	119	38
plus partial write-offs	706	699	559
less ineligible provisions[1]	(150)	(152)	(168)
less certain deferred tax assets	(708)	(731)	(746)
Total eligible provisions	4,220	4,326	4,097
Regulatory expected losses[2]	5,758	5,944	5,877
Capital deduction for shortfall in provisions for regulatory expected loss	(1,538)	(1,618)	(1,780)
Deduction from capital as follows:
Tier 1 reduction	(769)	(809)	(890)
Tier 2 reduction	(769)	(809)	(890)

1       Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. Partial write-offs are included as eligible provisions under APRA standards.

2       Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk.

PILLAR 3 REPORT

APPENDIX III - CAPITAL INSTRUMENTS

The key features of Westpac’s qualifying Residual Tier 1 and Tier 2 capital instruments are summarised in this appendix.

Residual Tier 1 Capital Instruments

Trust Preferred Securities 2003 (TPS 2003)

Instrument	Trust Preferred Securities issued by Westpac Capital Trust III. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.
Face Value	USD 750 million
Listing	Not listed
Residual Tier 1 Classification	Innovative Residual Tier 1 Capital
Issue Date	13 August 2003
Distributions	Preferred, non-cumulative fixed rate distributions, subject to the satisfaction of certain distribution payment conditions including Westpac having sufficient distributable profits.
Distribution Rates	5.819% p.a. up to but excluding 30 September 2013; and US LIBOR + 2.05% p.a. from and including 30 September 2013.
Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 30 September 2013; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 31 December 2013.
Franked Distributions	No
Step-Up Date	30 September 2013
Distribution Rate after Step-Up Date	US LIBOR + 2.05% p.a. (including a one time step-up of 1%)
Holder Redemption Rights	None
Issuer Redemption Rights	Westpac may redeem TPS 2003 on or after 30 September 2013 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.
Conversion into Preference Shares

TPS 2003 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 30 September 2053, or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares	No
Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.
Accounting Treatment	Equity - Non-controlling Interests

Trust Preferred Securities 2004 (TPS 2004)

Instrument	Trust Preferred Securities issued by Westpac Capital Trust IV. The proceeds from the issue were ultimately invested in convertible debentures issued by Westpac New Zealand branch.
Face Value	USD 525 million
Listing	Not listed
Residual Tier 1 Classification	Innovative Residual Tier 1 Capital
Issue Date	5 April 2004

PILLAR 3 REPORT

APPENDIX III - CAPITAL INSTRUMENTS

Distributions	Preferred, non-cumulative fixed rate distributions, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.
Distribution Rates	5.256% p.a. up to but excluding 31 March 2016; and US LIBOR + 1.7675% p.a. from and including 31 March 2016.
Distribution Payments	Semi-annually in arrears (31 March & 30 September) up to and including 31 March 2016; and Quarterly in arrears (31 March, 30 June, 30 September & 31 December) from and including 30 June 2016.
Franked Distributions	No
Step-Up Date	31 March 2016
Distribution Rate after Step-Up Date	US LIBOR + 1.7675% p.a. (including a one time step-up of 1%)
Holder Redemption Rights	None
Issuer Redemption Rights	Westpac may redeem TPS 2004 on or after 31 March 2016 or earlier upon the occurrence of certain specified circumstances with APRA’s prior written approval, if required.
Conversion into Preference Shares

TPS 2004 will automatically be redeemed for American Depository Receipts representing Westpac preference shares on 31 March 2053 or earlier in the event that a distribution is not made or in certain other specified circumstances.

Conversion into Ordinary Shares

If not redeemed prior to 31 March 2054, holders of outstanding Westpac preference shares have the right to convert the Westpac preference shares into a variable number of Westpac ordinary shares (subject to a conversion discount) on 31 March 2054.

Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.
Accounting Treatment	Liability - Loan Capital

Trust Preferred Securities 2006 (TPS 2006)

Instrument

Preferred units in the Westpac TPS Trust.
The Westpac TPS Trust is a registered managed investment scheme. Westpac RE Limited is the responsible entity of the Westpac TPS Trust and issuer of the Westpac TPS. The proceeds from the issue were invested in convertible notes issued by Westpac.

Face Value	AUD 763 million
Listing	Listed on ASX (WCTPA)
Residual Tier 1 Classification	Innovative Residual Tier 1 Capital
Issue Date	21 June 2006
Distributions	Preferred, non-cumulative floating rate distributions, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.
Distribution Rates	(90 day bank bill rate + 1.0% p.a.) x (1- tax rate) up to and including 30 June 2016; and (90 day bank bill rate + 2.0% p.a.) x (1- tax rate) from but excluding 30 June 2016.
Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)
Franked Distributions	Expected to be fully franked
Step-Up Date	30 June 2016

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APPENDIX III - CAPITAL INSTRUMENTS

Distribution Rate after Step-Up Date	(90 day bank bill rate + 2.0% p.a.) x (1- tax rate), including a one time step-up of 1%.
Holder Redemption Rights	None
Issuer Redemption Rights	Westpac may redeem TPS 2006 on the step-up date or any distribution payment date thereafter or in certain specified circumstances with APRA’s prior written approval, if required.
Conversion into Preference Shares	TPS 2006 will automatically exchange into Westpac preference shares on 30 September 2055 or in certain specified circumstances.
Conversion into Ordinary Shares	Westpac may convert TPS 2006 into Westpac ordinary shares on the step-up date or any distribution payment date thereafter or in certain specified circumstances.
Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.
Accounting Treatment	Equity - Non-controlling Interests

Stapled Preferred Securities (SPS)

Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.
Face Value	AUD 1,036 million
Listing	Listed on ASX (WBCPA)
Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital
Issue Date	30 July 2008
Distributions	Preferred, non-cumulative floating rate distributions, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.
Distribution Rate	(90 day bank bill rate + 2.4% p.a.) x (1- tax rate)
Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)
Franked Distributions	Expected to be fully franked
Step-Up Date	None
Holder Redemption Rights	None
Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.
Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 26 September 2013 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.
Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.
Accounting Treatment	Liability - Loan Capital

Stapled Preferred Securities II (SPS II)

Instrument	Stapled preferred securities each consisting of one preference share and one note issued by Westpac.
Face Value	AUD 908 million
Listing	Listed on ASX (WBCPB)
Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital
Issue Date	31 March 2009

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APPENDIX III - CAPITAL INSTRUMENTS

Distributions	Preferred, non-cumulative floating rate distributions, subject to certain distribution payment conditions including Westpac having sufficient distributable profits.
Distribution Rate	(90 day bank bill rate + 3.8% p.a.) x (1- tax rate)
Distribution Payments	Quarterly in arrears (31 March, 30 June, 30 September & 31 December)
Franked Distributions	Expected to be fully franked
Step-Up Date	None
Holder Redemption Rights	None
Issuer Redemption Rights	With APRA’s prior written approval in certain limited circumstances.
Conversion into Ordinary Shares	Mandatory conversion into Westpac ordinary shares on 30 September 2014 (subject to the satisfaction of the conversion conditions) or in certain other specified circumstances.
Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors.
Accounting Treatment	Liability - Loan Capital

Convertible Preference Shares (CPS)

Instrument	Fully paid, perpetual, convertible, unguaranteed and unsecured preference shares issued by Westpac.
Face Value	AUD 1,189 million
Listing	Listed on ASX (WBCPC)
Residual Tier 1 Classification	Non-innovative Residual Tier 1 Capital
Issue Date	23 March 2012
Dividends	Preferred, non-cumulative floating rate dividends, subject to certain dividend payment conditions including Westpac having sufficient distributable profits.
Dividend Rate	(180 day bank bill rate + 3.25% p.a.) x (1- tax rate)
Dividend Payments	Semi-annually in arrears (31 March and 30 September).
Franked Dividends	Expected to be fully franked
Step-Up Date	None
Holder Redemption Rights	None
Issuer Redemption Rights

Westpac may redeem the CPS on an optional conversion / redemption date, which is any dividend payment date falling on or after 31 March 2018, or in certain limited circumstances, with APRA’s prior written approval.

Conversion into Ordinary Shares

Conversion into Westpac ordinary shares on 31 March 2020 (subject to the satisfaction of the conversion conditions), upon the occurrence of a capital trigger event or in certain other specified circumstances.

Secured or Unsecured	Unsecured
Ranking in Winding-Up	Rank in priority to Westpac ordinary shares and equally with equal ranking capital securities but behind all senior creditors and depositors
Accounting Treatment	Liability - Loan Capital

PILLAR 3 REPORT

APPENDIX III - CAPITAL INSTRUMENTS

Tier 2 Capital Instruments

Subordinated undated capital notes (Upper Tier 2 capital)

Issue date	Terms and conditions and main features

30 September 1986

USD 352 million. These notes have no final maturity but may, subject to the approval of APRA and subject to certain other conditions, be redeemed at par at the option of Westpac. The rights of the noteholders and coupon holders are subordinated to the claims of all creditors (including depositors) of Westpac other than those creditors whose claims against Westpac are expressed to rank equally with or after the claims of the noteholders and coupon holders. Interest is cumulative and is payable on the notes semi-annually, subject to Westpac being solvent immediately after making the payment and having paid any dividend on any class of share capital of Westpac within the prior 12 month period. The notes pay a floating rate of interest at a margin of 15 basis points above 6 month US LIBOR.

Subordinated notes (Lower Tier 2 capital)

Issue date	Terms and conditions and main features
28 October 2002

GBP 200 million subordinated notes due 2018. The notes pay a fixed rate coupon of 5.875%. The notes can be redeemed on 29 April 2013, or any quarterly interest payment date thereafter. If the notes are not called on 29 April 2013, they will continue until maturity on a floating rate.

21 May 2003	USD 350 million subordinated notes due 2018. The notes pay a fixed rate coupon of 4.625%.
15 December 2005	USD 75 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5.0%.
9 April 2008

AUD 160 million subordinated notes due 2018. $125 million of the notes pay a fixed rate coupon of 9.25% and the remaining $35 million pay a floating rate coupon. The notes can be redeemed on 9 April 2013, or any quarterly interest payment date thereafter. If the fixed rate notes are not called on 9 April 2013, they will continue until maturity on a floating rate.

9 April 2008	AUD 500 million subordinated notes due 2018. The notes pay a floating rate coupon. They can be redeemed on 9 April 2013 or any quarterly interest payment date thereafter.
21 March 2012

AUD 500 million subordinated notes due 2022. The notes pay a floating rate coupon. The notes can be redeemed on 21 March 2017. If the notes are not redeemed, they will continue until maturity on a floating rate.

23 August 2012	AUD 1,676 million subordinated notes due 2022. The notes pay a floating rate coupon. The note can be redeemed on 23 August 2017, or any quarterly interest payment date thereafter.
28 August 2012	USD 800 million subordinated notes due 2023. The notes pay a fixed rate coupon of 3.625%. The notes can be redeemed on 28 February 2018, or any semi-annual interest payment date thereafter.

PILLAR 3 REPORT

APPENDIX III - CAPITAL INSTRUMENTS

16 Oct 2003[1]	USD 400 million subordinated notes due 2015. The notes pay a fixed rate coupon of 5.3%.
9 May 2008[1]

AUD 625 million subordinated notes due 2018. The notes pay a fixed coupon of 10.0%. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter. If the notes are not called on 9 May 2013, they will continue until maturity on a floating rate.

9 May 2008[1]	AUD 125 million subordinated notes due 2018. The notes pay a floating rate coupon. The notes can be redeemed on 9 May 2013, or any quarterly interest payment date thereafter.

1  These were originated by the former St.George Bank.

PILLAR 3 REPORT

APPENDIX IV - REGULATORY CONSOLIDATION

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

1925 (Commercial) Pty Limited	Westpac Administration Pty Limited
1925 (Industrial) Pty Limited	Westpac Americas Inc.
Aotearoa Financial Services Limited	Westpac Banking Corporation
Belliston Pty Limited	Westpac Capital - NZ - Limited
Bill Acceptance Corporation Limited	Westpac Capital Corporation
CBA Limited	Westpac Capital Holdings Inc.
Challenge Finance Pty Limited	Westpac Capital Trust III
Challenge Limited	Westpac Capital Trust IV
Codrington Investments S.a.r.I	Westpac Debt Securities Pty Limited
Infrastructure Australia (No.3) Limited	Westpac Delta LLC
Infrastructure Australia (No.4) Limited	Westpac Direct Equity Investments Pty Limited
Mortgage Management Limited	Westpac Equipment Finance (No.1) Pty Limited
Nationwide Management Pty Limited	Westpac Equipment Finance Limited
Packaging Properties 1 Pty Limited	Westpac Equity Investments NZ Limited
Packaging Properties 2 Pty Limited	Westpac Finance (HK) Limited
Packaging Properties 3 Pty Limited	Westpac Financial Holdings Pty Limited
Partnership Pacific Limited	Westpac Funding Holdings Pty Limited
Partnership Pacific Securities Limited	Westpac Group Investment NZ Limited
Pashley Investments Pty Limited	Westpac Group Investments Australia Pty Limited
Sallmoor Pty Limited	Westpac Holdings - NZ - Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Capital Corporation
Southern Cross Inc.	Westpac Investment Vehicle No.2 Pty Limited
St.George Business Finance Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Custodial Pty Limited	Westpac Investments U.K. Limited
St.George Equity Finance Limited	Westpac Leasing Nominees Vic Pty Limited
St.George Finance Holdings Limited	Westpac New Zealand Group Limited
St.George Finance Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Group Holdings Pty Limited	Westpac Overseas Holdings Pty Limited
St.George Procurement Management Pty Limited	Westpac Properties Limited
St.George Security Holdings Pty Limited	Westpac Securities Inc.
Tavarua Funding Trust III	Westpac Securitisation Holdings Pty Limited
Teuton Pty Limited	Westpac Structured Products Limited
The Mortgage Company Pty Limited	Westpac Unit Trust
Value Nominees Pty Limited	Westpac USA Inc.
W1 Investments Pty Limited	WFAL No. 1 Loan Trust

PILLAR 3 REPORT

APPENDIX IV - REGULATORY CONSOLIDATION

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Series 2008 - 1M WST Trust
A.G.C. (Pacific) Limited	Series 2009 – 1 WST Trust
Altitude Administration Pty Limited	Series 2011 – 1 WST Trust
Altitude Rewards Pty Limited	Series 2011 – 2 WST Trust
Ascalon Funds Seed Pool Trust	Series 2011 – 3 WST Trust
Athena Finance Pty Limited	Series 2012 – 1 WST Trust
Australian Loan Processing Security Company Pty Limited	St.George Motor Finance Limited
Australian Loan Processing Security Trust	Tasman LLC
BLE Capital Investments Pty Limited	The Home Mortgage Company Limited
BLE Capital Limited	The Warehouse Financial Services Limited
BLE Development Pty Limited	Westpac Altitude Rewards Trust
BLE Holdings Pty Limited	Westpac Asian Lending Pty Limited
BT (Queensland) Pty Limited	Westpac Bank of Tonga
BT Australia Pty Limited	Westpac Bank PNG Limited
BT Financial Group (NZ) Limited	Westpac Bank Samoa Limited
BT Financial Group Pty Limited	Westpac Covered Bond Trust
BT Securities Limited	Westpac Equity Holdings Pty Limited
BT Short Term Income Fund	Westpac Europe Limited
Castlereagh Trust	Westpac Financial Consultants Limited
Danaby Pty Limited	Westpac Financial Services Group Limited
G.C.L. Investments Pty Limited	Westpac Financial Services Group - NZ Limited
General Credits Holdings Pty Limited	Westpac Investment Vehicle No. 3 Pty Limited
General Credits Pty Limited	Westpac New Zealand Limited
Halcyon Securities Limited	Westpac NZ Covered Bond Limited
Hastings Group Pty Limited	Westpac NZ Covered Bond Holdings Limited
Hastings Management Pty Limited	Westpac (NZ) Investments Limited
Hickory Trust	Westpac NZ Leasing Limited
Net Nominees Limited	Westpac NZ Operations Limited
Number 120 Limited	Westpac NZ Securitisation Holdings Limited
Qvalent Pty Limited	Westpac NZ Securitisation Limited
Qvalent Pty Limited Number 120 Limited	Westpac Pacific Limited Partnership
RAMS Financial Group Pty Limited	Westpac Private Equity Pty Limited
RAMS Financial Group Pty Limited	Westpac Term PIE Fund
RMS Warehouse Trust 2007-1	Westpac Securities Limited
Seed Pool Trust No. 2	Westpac Securities NZ Limited

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APPENDIX IV - REGULATORY CONSOLIDATION

Westpac Singapore Limited	Westpac TPS Trust
Westpac Syndications Management Pty Limited

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Crusade CP Trust No. 60
Ascalon Capital Managers Limited	Crusade Euro Trust 1E of 2004
Ascalon Capital Managers (Asia) Limited	Crusade Euro Trust 1E of 2006
Asgard Capital Management Limited	Crusade Euro Trust 1E of 2007
Asgard Wealth Solutions Limited	Crusade Global Trust 1 of 2004
Australian Infrastructure Fund International 1 Pty Limited	Hastings Advisers LLC
BT Funds Management (NZ) Limited	Hastings Forestry Investments Limited
BT Funds Management Limited	Hastings Forests Australia Pty Limited
BT Funds Management No. 2 Limited	Hastings Funds Management (UK) Limited
BT Investment Management (RE) Limited	Hastings Funds Management (USA) Inc
BT Investment Management Limited	Hastings Funds Management Limited
BT Investment Management UK Limited	Hastings Investment LLC
BT Private Nominees Pty Limited	Hastings Investment Capital, LP
BT Life Limited	Hastings Private Equity Fund IIA Pty Limited
BT Long Term Income Fund	Hastings Private Equity Fund IIB Pty Limited
BT Portfolio Services Limited	Hitton Pty Limited
Crusade ABS Series 2008-2	HLT Custodian Trust
Crusade CP Management Pty. Limited	J O Hambro Capital Management Holdings Limited
Crusade CP No. 1 Pty Limited	Magnitude Group Pty Limited
Crusade CP Trust No. 41	MIF Custodian Trust
Crusade CP Trust No. 44	Oniston Pty Limited
Crusade CP Trust No. 48	Orion Trust
Crusade CP Trust No. 49	EQR Securities Pty Limited
Crusade CP Trust No. 50	Phoenix Trust
Crusade CP Trust No. 52	Securitor Financial Group Limited
Crusade CP Trust No. 53	Series 2005 - 1G WST Trust
Crusade CP Trust No. 54	Series 2007 - 1G WST Trust
Crusade CP Trust No. 55	St.George Insurance Australia Pty Limited
Crusade CP Trust No. 56	St.George Life Limited
Crusade CP Trust No. 57	Sydney Capital Corp Inc
Crusade CP Trust No. 58	Tavarua Funding Trust IV

PILLAR 3 REPORT

APPENDIX IV - REGULATORY CONSOLIDATION

TIF International 1 Pty Limited	Westpac Custodian Nominees Limited
Waratah Receivables Corp Pty Limited	Westpac Equity Pty Limited
Waratah Securities Australia Limited	Westpac Financial Services Limited
Westpac Capital Markets Holdings Corp	Westpac Funds Financing HoldCo Pty Limited
Westpac Capital Markets LLC	Westpac Funds Financing Pty Limited
Westpac Cook Cove Trust I	Westpac General Insurance Limited
Westpac Cook Cove Trust II

PILLAR 3 REPORT
GLOSSARY

Term	Description

Actual losses	Represent write-offs direct and write-offs from provisions after adjusting for recoveries.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian and New Zealand Standard Industrial Classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Default	A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:
▪ the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and
▪

the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default rules refer to the rules governing the circumstances when capital can be reduced because a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default.

Exposure at default (EAD)

EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default. To calculate EAD, historical data is analysed to determine what proportion of undrawn commitments are ultimately utilized by customers who end up in default. The proportion of undrawn commitments ultimately utilized is termed the Credit Conversion Factor (CCF). EAD thus consists of initial outstanding balances, plus the undrawn commitments multiplied by the CCF. For transaction-managed accounts, the CCF is currently conservatively set at 100%. For program-managed accounts, the CCF varies depending upon historical experience.

Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External Credit Assessment Institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

PILLAR 3 REPORT
GLOSSARY

Facilities 90 days or more past due date but well secured	Includes facilities where:
▪

contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

	▪	an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and
▪

the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.
Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
Impaired assets

Includes exposures that have deteriorated to the point where Westpac assesses that full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

▪

facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

	▪	non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;
▪

restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

▪

other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

	▪	any other assets where the full collection of interest and principal is in doubt.
Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)

The majority of Westpac’s balance sheet is accrual accounted (i.e. non-traded), referred to as the banking book. Cash flow mismatches exist within the banking book due to structural reasons (e.g. shareholder capital and low/non-interest bearing deposits) and risk positioning. The net interest income at risk that results from the banking book cash flow mismatches is hedged by Treasury under MARCO delegation and within Board approved limits. The economic value (present value) of the banking book is also exposed to a change in interest rates. Although the banking book is accrual accounted and economic value changes do not flow instantly to the profit and loss, if the balance sheet is severely stressed at a time of adverse interest rate market changes, any economic value losses may be forced to the profit and loss, therefore eroding part of the bank’s capital base. APRA is defining IRRBB as the capital required to protect from such a scenario.

PILLAR 3 REPORT
GLOSSARY

Internal assessment approach (IAA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach.

Internal Ratings-Based Approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters.

International Financial Reporting Standards (IFRS)	A set of international reporting standards and interpretations issued by the International Accounting Standards Board, which have been adopted by Westpac.
London Inter-Bank Offered Rate (LIBOR)	The rate of interest at which banks borrow funds from each other, in marketable size, in the London inter-bank market and forms a widely used reference rate for short term interest rates.
Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net interest income at risk (NaR)	BRMC-approved limit expressed as a deviation from benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Ratings-Based Approach (RBA)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

PILLAR 3 REPORT
GLOSSARY

Regulatory expected loss (EL)	For regulatory purposes EL is defined as:
▪ for non-defaulted exposures, the product of PD, LGD and EAD; and
▪ for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for Standardised portfolios and is based on mandated risk-weights for Specialised Lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) of the Bank are assigned within a certain category and amounts included in these categories are multiplied by a risk weighting. The resulting weighted values are added together to arrive at total risk weighted assets.

Securitisation Purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation Retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation programme, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stress testing	Testing of the impact of market movements on the value of a portfolio.
Stressed VaR	Stress VaR uses a bank’s approved VaR model but applies it to a time period of significant financial stress. Market risk capital is now estimated by adding Stress VaR to actual VaR
Substitution Approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel II provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 1 capital	Comprises the capital elements that fully satisfy all of APRA’s essential criteria. The key components of the gross Tier 1 capital are shareholders’ funds and hybrid equity.
Tier 2 capital	Includes other elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

PILLAR 3 REPORT
GLOSSARY

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Group Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

PILLAR 3 REPORT
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Pillar 3 report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Pillar 3 Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪                  market volatility, including uncertain conditions in funding, equity and asset markets;

▪                  adverse asset, credit or capital market conditions;

▪                  changes to our credit ratings;

▪                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪                  market liquidity and investor confidence;

▪                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪                  internal and external events which may adversely impact our reputation;

▪                  changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪                  the success of strategic decisions involving business expansion and integration of new businesses; and

▪                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in the Directors’ report in Westpac’s 2012 Annual Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this Pillar 3 Report, whether as a result of new information, future events or otherwise, after the date of this Pillar 3 Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period.

	$30 September 2012	31 March 2012	30 September 2011
USD	1.0393	1.0413	0.9763
GBP	0.6457	0.6512	0.6265
NZD	1.2721	1.2691	1.2746
EUR	0.8086	0.7791	0.7204